Exhibit 99.2

Execution Version

STOCK PURCHASE AGREEMENT

by and among

KEMET CORPORATION,

NIOTAN INCORPORATED,

and

NIOTAN INVESTMENT HOLDINGS LLC

Dated as of February 2, 2012

EXHIBITS

Exhibit A	Accounting Principles

DISCLOSURE SCHEDULES

Section 2.07	Resignations
Section 3.04	Company Stock
Section 3.05	Government Approvals
Section 3.06	Consents
Section 4.04	Broker’s Fees
Section 4.05	Government Approvals
Section 4.06	Consents
Section 4.07	Title to Assets
Section 4.09	Financial Statements
Section 4.10	Absence of Certain Changes
Section 4.11	Undisclosed Liabilities
Section 4.12	Legal Compliance
Section 4.13	Tax Matters
Section 4.14(a)	Owned Real Property
Section 4.14(a)(ii)	Owned Real Property Leased to Others
Section 4.14(b)	Real Property
Section 4.14(d)	Condition of Improvements
Section 4.15(a)	Ownership of Intellectual Property Rights
Section 4.15(b)	Infringement of Intellectual Property Rights
Section 4.15(c)	Intellectual Property of the Company
Section 4.15(d)	Enforceability of Company Intellectual Property
Section 4.15(e)	Governmental or Educational Institution Assistance
Section 4.15(f)	Intellectual Property Licenses Pursuant to Contracts
Section 4.15(g)	Employees, Contractors or Consultants Who Have Not Signed Intellectual Property Rights to the Company
Section 4.16	Material Contracts
Section 4.17	Tangible Personal Property
Section 4.18	Insurance
Section 4.19	Litigation
Section 4.20(a)	Employees
Section 4.20(b)	Employee Contracts, Severance Agreements, Personnel Policies
Section 4.21(a)	Employee Benefits
Section 4.21(g)	Post-Employee Benefits
Section 4.22(a)	Environmental Matters
Section 4.23	Customers and Suppliers
Section 4.25	Certain Business Relationships with the Company
Section 4.27	Product Warranty
Section 5.05	Buyer’s Required Regulatory Approvals
Section 6.05(a)	Conduct of the Business

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of February 2, 2012, by and between KEMET Corporation, a Delaware corporation (“Buyer”), Niotan Incorporated, a Nevada corporation (the “Company”), and Niotan Investment Holdings LLC, a Delaware limited liability company (“Seller”).  Buyer, Seller and the Company each is a “Party” and collectively are referred to herein as the “Parties.”

WHEREAS, Seller owns all of the authorized, issued and outstanding shares of Preferred Stock of the Company; and

WHEREAS, concurrently herewith, Seller has executed with John Crawley, Soleil International Holdings Ltd and Nikolek International Ltd (together the holders of all of the Common Stock of the Company) an option agreement for Seller to purchase, immediately prior to and contingent upon the Closing of this Agreement, all of the Common Stock of the Company (the “Option Agreement”); and

WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the authorized, issued and outstanding shares of Common Stock and Preferred Stock of the Company for cash; and

WHEREAS, concurrently herewith, the Parties have executed a Tolling Agreement for the production of Tantalum Powder from K-Salt.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.                 Definitions.  For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“6.09(a) Interim Event Supplement” has the meaning set forth in Section 6.09(a) below.

“6.09(b) Interim Event Supplement” has the meaning set forth in Section 6.09(b) below.

“Acceleration Amount” has the meaning set forth in Section 2.08 below.

“Acceleration Event” means the occurrence of any of the following with respect to Buyer within the meaning of any Bankruptcy Law: (i) the commencement of any voluntary case, (ii) the appointment of a Custodian of it or for all or substantially all of its property, (iii) the making of a general assignment for the benefit of its creditors or (iv) the entry of an order of relief against it in an involuntary case.

“Accounting Firm” has the meaning set forth in Section 2.03(b) below.

“Accounting Principles Exhibit” attached hereto as Exhibit A.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or non-U.S. Law.

“Bankruptcy Law” means Title 11, United States Code, and any similar federal or state law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a) below.

“Buyer’s Required Regulatory Approvals” has the meaning set forth in Section 5.05 below.

“Buyer’s Statement” has the meaning set forth in Section 2.03(a) below.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) of the Company as of the close of business on the Closing Date calculated in accordance with the Principles.  For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company.  Notwithstanding the foregoing, Cash shall not include cash attributable to the payment by Buyer pursuant to Section 2.02(c).

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, audits, inquiries or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“Closing” has the meaning set forth in Section 2.06 below.

“Closing Date” has the meaning set forth in Section 2.06 below.

“Closing Payment” has the meaning set forth in Section 2.02(a) below.

“Closing Payment Statement” has the meaning set forth in Section 2.02(b) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means any share of common stock, par value $1.00 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all Intellectual Property Rights owned or used by the Company in the conduct of its business as presently conducted.

“Company Regulatory Approvals” has the meaning set forth in Section 4.05 below.

“Company Stock” means, collectively, all of the Common Stock and all of the Preferred Stock.

“Company Third-Party Consents” has the meaning set forth in Section 4.06 below.

“Confidential Information” means any information concerning the business and affairs of the Company; provided, however, that none of the following shall be considered Confidential Information hereunder:  (i) information that is available to the public on the date hereof or becomes available the public other than through the fault or negligence of the receiving party; (ii) information that is lawfully obtained by the receiving party from a third party without breach of this Agreement; or (iii) information that is independently developed by the receiving party, provided the receiving party can demonstrate that it did so without making any use of any Confidential Information.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 1, 2011 between Denham Capital Management LP, and Buyer.

“Contract” means any written or oral agreement, contract, indenture, obligation, promise or understanding, including any amendment, extension, renewal, guarantee and other supplement with respect thereto.

“Controlled Group” has the meaning set forth in Code §1563.

“Current Assets” means the current assets of the Company as of the Closing Date, including Cash, accounts receivable, inventory, prepaid expenses and other items that would be classified as “current assets” on the Financial Statements, determined in accordance with, and subject to, the Principles.

“Current Liabilities” means the current liabilities, excluding the current portion of Indebtedness, of the Company as of the Closing Date, including accounts payable and accrued expenses and other items that would be classified as “current liabilities” on the Financial Statements, determined in accordance with, and subject to, the Principles.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Deductible” has the meaning set forth in Section 9.04(a)(i) below.

“Deferred Payment” has the meaning set forth in Section 2.04(e) below.

“Direct Loss” has the meaning set forth in Section 9.03(d) below.

“Disclosure Schedules” means the disclosure schedules accompanying this Agreement.

“Dollars” or “$” means United States dollars, the lawful currency of the United States of America.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)), and any bonus, incentive, equity-based, employment, separation, severance, change of control and any other material benefit or compensation plan, program, contract, agreement or arrangement that is maintained, sponsored, contributed or required to be contributed to by the Company, or with respect to which the Company has any Liability.

“Environmental Laws” means all foreign, federal, state and local statutes, regulations, ordinances, and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, and common law concerning occupational health and safety as it relates to exposure to Hazardous Materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Net Working Capital” has the meaning set forth in Section 2.02(b) below.

“Fifth Deferred Payment” has the meaning set forth in Section 2.04(e) below.

“Financial Statements” has the meaning set forth in Section 4.09 below.

“Final Working Capital Statement” has the meaning set forth in Section 2.03(c) below.

“FIRPTA Certificate” has the meaning set forth in Section 8.02(g) below.

“First Deferred Payment” has the meaning set forth in Section 2.04(a) below.

“Former Director” has the meaning set forth in Section 9.02(a) below.

“Fourth Deferred Payment” has the meaning set forth in Section 2.04(d) below.

“Governing Documents” of a Party means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Party.

“Governmental Entity” means the United States of America and any other foreign, federal, state or local governmental or regulatory authority, department, agency, commission, body, court or other governmental entity.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“Improvements” has the meaning set forth in Section 4.14(d) below.

“Indebtedness” means, with respect to any Person, without duplication and excluding items included in Net Working Capital, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness of such Person evidenced by notes, debentures, bonds or other similar instruments, (b) all obligations of such Person for the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, (c) all obligations of such Person under leases which shall have been or must be, in accordance with the Principles, recorded as capital leases, (d) any liability of such Person in respect of guarantee, surety, performance or appeal bond or banker’s acceptances or letters of credit, (e) all indebtedness of any other Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise (but only to the extent such Person is responsible or liable), (f) all indebtedness of other Persons secured by any Lien on any property or asset of such Person, whether or not such obligation is assumed by such Person (but only to the extent such Person is responsible or liable), and (g) any amounts owed by such Person to any other Person under any earn-out or similar performance payment, noncompetition, bonus, consulting, severance (other than severance arising out of any termination requested by Buyer that is the responsibility of Buyer under Section 2.07(a)(ii)) or deferred compensation arrangements and (h) any amounts that are the subject of any agreement to lend or advance funds to any Person, including any keep-well, comfort or similar agreements.

“Indemnifiable Loss” has the meaning set forth in Section 9.02(a) below.

“Indemnifying Party” has the meaning set forth in Section 9.03(a) below.

“Indemnified Party” has the meaning set forth in Section 9.03(a) below.

“Indemnity Agreement Losses” has the meaning set forth in Section 9.02(a).

“Initial Purchase Price” means Thirty Million Dollars ($30,000,000).

“Intellectual Property” means all of the following: (i) all inventions (whether patentable or not and whether or not reduced to practice) and all improvements thereto, (ii) all trade dress, logos, slogans, trade names, and corporate names, and all other designations of origin, (iii) all Internet domain names, (iv) all works of authorship, (v) all mask works, (vi) all trade secrets and other confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing, production and other processes, methods, and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vii) all computer software (including source code, executable code, data, databases, and related documentation), and (viii) all other intellectual property.

“Intellectual Property Rights” means all of the following that exist under the Laws of any jurisdiction throughout the world: (i) all patents and patent applications together with all reissuances, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof; (ii) all rights in trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (iii) all copyrights and all applications, registrations, reversions and renewals in connection therewith; (iv) all mask work rights and all applications, registrations, and renewals in connection therewith; (v) all rights in Internet domain names; (vi) trade secret rights, and (vii) all other intellectual property rights.

“Interest Rate” has the meaning set forth in Section 2.03(c) below.

“Interim Deductible” has the meaning set forth in Section 9.04(a)(i).

“Interim Event” has the meaning set forth in Section 6.09 below.

“Interim Event Cap” has the meaning set forth in Section 9.04(a)(ii).

“Interim Event Losses” has the meaning set forth in Section 9.02(a).

“Interim Event Supplements” has the meaning set forth in Section 6.09(b).

“Knowledge of the Company” means the actual knowledge, after due inquiry, of James McClintock, Barney Rush, Adam Carte, Dave Knudson, Andrew Conibear and James Fife.

“Law” means, in any jurisdiction, any statutes (including common Law), regulations, rules, treaties, ordinances, codes, Orders and any decrees, injunctions, judgments, orders, rulings, assessments, acts or promulgations of any applicable Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), excluding any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Loss” or “Losses” means losses, liabilities, damages, claims, awards, dues, interest, penalties, judgments, settlements, obligations, payments, costs and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Material Adverse Effect” means any materially adverse effect on the business, assets, condition (financial or otherwise), operating results or operations of the Company, taken as a whole, excluding any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of the Company, (b) any change in the conditions in the financial markets or capital markets, including changes in interest rates or exchange rates, (c) the announcement of this Agreement, (d) any change in international, national, regional, or local regulatory or political conditions, (e) any change in Law, regulation, accounting principle (or authoritative interpretation thereof) or the Principles used in the preparation of the Financial Statements, or (f) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or other armed conflict, or any escalation or worsening of any such acts of war, sabotage or terrorism, in each such case (other than (c) above), which changes, events, developments or effects have not had or are not reasonably expected to have a disproportionate adverse effect on the Company relative to other comparable companies in the same industry as the Company.

“Material Contracts” has the meaning set forth in Section 4.16 below.

“Most Recent Audited Financial Statements” has the meaning set forth in Section 4.09 below.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.09 below.

“Most Recent Financial Statements” has the meaning set forth in Section 4.09 below.

“Net Working Capital” means all Current Assets less all Current Liabilities.  For the avoidance of doubt, Net Working Capital for the purposes of determining “Estimated Net Working Capital” and Buyer’s Statement shall be calculated in accordance with the Principles.

“Notice of Disagreement” has the meaning set forth in Section 2.03(b).

“Option Agreement” has the meaning set forth in the preamble.

“Order” means any order, decision, judgment, writ, injunction, decree, directive, or award of a court, administrative judge or other Governmental Entity acting in an adjudicative or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 11.01(b) below.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company.

“Party” has the meaning set forth in the preamble.

“Permitted Liens” means (1) with respect to each parcel of Real Property: (a) real estate Taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established to the extent required by the Principles; (b) mechanics’ Liens and similar Liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established to the extent required by the Principles; (c) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Real Property that are not violated by the current use or occupancy of such Real Property or the operation of the Company’s business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not materially interfere with the use or occupancy of such Real Property in the operation of the Company’s business as currently conducted and (2) except with respect to each parcel of Real Property

(a) all Liens with respect to tangible property arising under approvals by any Governmental Entity, (b) Liens created by or through Buyer as of the Closing; or (c) Liens for Taxes that are (i) not yet due and payable as of the Closing or (ii) being contested in good faith and for which appropriate reserves have been established to the extent required by the Principles.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in Section 10.01(a) below.

“Preferred Stock” means any share of the preferred stock, par value $0.001 per share, of the Company.

“Principles” means the United States generally accepted accounting principles as in effect from time to time, consistently applied, and as may be modified as set forth on the Accounting Principles Exhibit.

“Purchase Price” has the meaning set forth in Section 2.04(e) below.

“Real Property” has the meaning set forth in Section 4.14(c) below.

“Registered Intellectual Property” has the meaning set forth in Section 4.15(c) below.

“Required Regulatory Approvals” means the Buyer’s Required Regulatory Approvals, the Seller’s Required Regulatory Approvals, the Company Regulatory Approvals and any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, which for the avoidance of doubt, includes the lapse of any required waiting period or early termination of such required waiting period pursuant to the Hart-Scott-Rodino Act.

“Royalty” shall mean an amount that is equal Five Dollars ($5.00) per pound of Tantalum Powder.

“Royalty Cap” has the meaning set forth in Section 2.05(c) below.

“Royalty Payment” has the meaning set forth in Section 2.05(b) below.

“Second Deferred Payment” has the meaning set forth in Section 2.04(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 9.02(b) below.

“Seller’s Account” shall mean an account maintained by Seller or an Affiliate or designee thereof at any financial institution and designated in writing by Seller to Buyer, as Seller may so designate from time to time.

“Seller’s Adjustment Amount” has the meaning set forth in Section 2.03(c) below.

“Seller’s Required Regulatory Approvals” has the meaning set forth in Section 3.05 below.

“Seller Third-Party Consents” has the meaning set forth in Section 3.06 below.

“Shareholder Loan” means that certain Amended and Restated Promissory Note, dated on or about December 10, 2007, between the Company and Soleil International Holding Ltd., as assignee of Niotan Limited.

“Specified Representations” has the meaning set forth in Section 9.01(a) below.

“Straddle Period” has the meaning set forth in Section 10.02 below.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tantalum Powder” shall mean finished and processed tantalum powder that is of sufficient quality and condition to be used in the manufacture of tantalum capacitors.

“Target Net Working Capital” means (i) if the Closing occurs on or before March 15, 2012, an amount equal to Five Million Six Hundred Thousand Dollars ($5,600,000) or (ii) if the Closing occurs after March 15, 2012 an amount equal to Five Million One Hundred Thousand Dollars ($5,100,000).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 9.03(a) below.

“Third-Party Claim Notice” has the meaning set forth in Section 9.03(a) below.

“Third-Party Consents” means the Seller Third-Party Consents and the Company Third-Party Consents.

“Third Deferred Payment” has the meaning set forth in Section 2.04(c) below.

“Transaction Documents” has the meaning set forth in Section 2.07 below.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any related or similar Laws.

Section 1.02.                 Other Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a)           Appendices, Exhibits and Schedules.  Unless otherwise expressly indicated, any reference in this Agreement to an “Appendix,” “Exhibit” or “Schedule” refers to an Appendix, Exhibit or Schedule to this Agreement.  The Appendices, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  Any capitalized terms used in any Appendix, Exhibit or Schedule but not otherwise defined therein are defined as set forth in this Agreement.  In the event of conflict or inconsistency, this Agreement and the Appendices shall prevail over any Exhibit or Schedule.

(b)           Time Periods.  When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.  If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(c)           Gender and Number.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and the singular includes the plural, and the plural includes the singular.

(d)           Certain Terms.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Appendices, Exhibits and Schedules to this

Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.  The words “to the extent” when used in reference to a liability or other matter, means that the liability or other matter referred to is included in part or excluded in part, with the portion included or excluded determined based on the portion of such liability or other matter exclusively related to the subject or period.  The word “or” shall be disjunctive but not exclusive.  A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.  A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e)           Headings.  The division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)            Joint Participation.  The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
SALE OF SHARES

Section 2.01.                 Purchase and Sale of the Company Stock.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, the Company Stock, free and clear of all Liens at Closing for the consideration specified below in this Article II.

Section 2.02.                 Purchase Price.

(a)           The aggregate amount to be paid in cash by Buyer on the Closing Date shall equal the sum of the following:

(i)            the Initial Purchase Price;

(ii)           (A) plus the amount, if any, by which the Estimated Net Working Capital (as set forth on the Closing Payment Statement) is greater than the Target Net Working Capital, or (B) minus the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital (as set forth on the Closing Payment Statement); and

(iii)          minus the aggregate Indebtedness.

The net amount of items (i) through (iii) immediately above is referred to herein as the “Closing Payment.”  The Closing Payment shall be subject to the adjustments set forth in Section 2.03.

(b)           Not less than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to Buyer (i) a statement of the estimated Net Working Capital (the “Estimated Net Working Capital”), the aggregate Indebtedness and the amount of the Closing Payment and (ii) the wire instructions for the Closing Payment (the “Closing Payment Statement”).  The Closing Payment Statement shall be signed by the Chief Financial Officer of the Company and shall prepared using the same methods and principles that were used by the Company to prepare the Financial Statements, in accordance with the Principles; provided, however, that all amounts included in the Closing Payment Statement shall reflect the Company’s estimates as of the Closing Date.  Each Person that is to be paid in accordance with the Closing Payment Statement shall be paid in full by the Company for all services rendered and expenses incurred, to or on behalf of the Company, on or prior to the Closing Date.  The Estimated Net Working Capital and Indebtedness will be included in the calculation of the Closing Payment as set forth in Section 2.02(a) above.

(c)           At the Closing, Buyer shall remit the Closing Payment by wire transfer of immediately available funds to Seller’s Account.

(d)           At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company, the Indebtedness by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified on the Closing Payment Statement.

Section 2.03.                 Post-Closing Adjustment.

(a)           Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the Net Working Capital (the “Buyer’s Statement”) setting forth the Net Working Capital as of Closing Date together with reasonable supporting information and calculations.

(b)           Buyer’s Statement shall be final and binding on the Parties unless Seller, within thirty (30) days following the delivery of such statement, delivers to Buyer written notice of disagreement to such statement (the “Notice of Disagreement”), which notice shall describe in reasonable detail the nature of any such disagreement with such statement, identify the specific items involved and the Dollar amount of such disagreement.  If Seller raises any objections within the aforesaid thirty (30) day period, then the disputed matters shall be resolved by Seller and Buyer.  For the avoidance of doubt, amounts that are not subject to a written notice of disagreement or objection shall be remitted to Seller or Buyer, as the case may be, in accordance with Section 2.03(c).  If Seller and Buyer are unable to resolve all disagreements within thirty (30) days of receipt by Buyer of a written notice of disagreement, or such longer period as may be agreed by Buyer and Seller, then, within thirty (30) days thereafter, Seller and Buyer jointly shall select an arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of Buyer, the Company or Seller, or if Buyer and Seller are unable to select an arbiter within such time period, the American Arbitration Association shall make such selection (the Person so selected shall be referred to herein as the “Accounting Firm”).  The

Accounting Firm so selected will consider only those items and amounts set forth in Buyer’s Statement as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement.  Buyer and Seller may furnish to the Accounting Firm such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party.  Neither Party shall have or conduct any communication, either written or oral, with the Accounting Firm without the other Party either being present or receiving a concurrent copy of any written communication.  The Accounting Firm may conduct a conference concerning the objections and disagreements between Seller and Buyer, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Accounting Firm and the other Party) and (ii) present its or their advisors, accountants, counsel and other representatives.  The Accounting Firm shall resolve each item of disagreement based solely on the presentations and supporting material provided by the Parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accounting Firm.  The Accounting Firm shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final Buyer’s Statement.  Such report shall be final and binding upon Seller and Buyer.  The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.03(b) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  Buyer and Seller shall cooperate fully with the Accounting Firm and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Firm or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Buyer’s Statement as promptly as reasonably practicable.

(c)           If the amount representing the Net Working Capital, as reflected in the Buyer’s Statement as finally determined in accordance with this Section 2.03 (the “Final Working Capital Statement”) differs from the Estimated Net Working Capital, the Closing Payment shall be adjusted on a dollar for dollar basis by the amount of such difference as follows:

(i)            The Closing Payment shall be increased by the amount, if any, by which the Net Working Capital, as reflected on the Final Working Capital Statement, is greater than the Estimated Net Working Capital.

(ii)           The Closing Payment shall be decreased by the amount, if any, by which the Net Working Capital, as reflected on the Final Working Capital Statement, is less than the Estimated Net Working Capital.

If the adjustment, if any, under this Section 2.03 results in a reduction in the Closing Payment, Seller shall pay to Buyer (by wire transfer to an account designated in writing by Buyer) the amount of such reduction plus interest from and after the Closing date to and through the date of payment at a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “money market rate” at large U.S. money center banks (the “Interest Rate”) within five (5) Business Days after the final determination of the adjustments (the “Seller’s Adjustment Amount”).  In the event Seller fails to pay to Buyer the

Seller’s Adjustment Amount, if any, then Buyer shall have the right to offset such payment in an amount equal to the Seller’s Adjustment Amount from, as determined in Buyer’s sole discretion, the (i) Deferred Payments and/or (ii) Royalty Payments.  Conversely, if such adjustment results in an aggregate increase in the Closing Payment, Buyer shall remit the amount of such increase plus interest from and after the Closing Date to and through the date of payment at the Interest Rate within five (5) Business Days after the final determination of the adjustment to Seller (by wire transfer to Seller’s Account).  Upon the making of any such payment in full from Buyer or Seller, as applicable, the Parties shall be fully released and discharged of any obligation with respect to any payment required to be made pursuant to this Section 2.03.

(d)           The fees, costs and expenses of Buyer incurred in connection with its preparation of the Buyer’s Statement, its review of any Notice of Disagreement and its preparation of any written brief submitted to the Accounting Firm shall be borne by Buyer, and the fees, costs and expenses of Seller incurred in connection with its review of the Buyer’s Statement, its preparation and certification of any Notice of Disagreement and its preparation of any written brief submitted to the Accounting Firm shall be borne by Seller.

(e)           From and after the Closing Date through the resolution of any adjustment to the Initial Purchase Price contemplated by this Section 2.03, Buyer shall afford to Seller, its Affiliates, accountants, advisors and other representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Company, relevant to the adjustment to the Initial Purchase Price contemplated by this Section 2.03.

Section 2.04.                 Deferred Payments.  Except to the extent otherwise off-set against pursuant to Section 2.03(c) or Section 9.05:

(a)           Subject to the occurrence of the Closing, Buyer shall pay or cause to be paid to Seller on or before the date that is six (6) months after the Closing Date Five Million Dollars ($5,000,000) (the “First Deferred Payment”) in immediately available funds by wire transfer to Seller’s Account.

(b)           Subject to the occurrence of the Closing, Buyer shall pay or cause to be paid to Seller on or before the first date that is one (1) year after the Closing Date Ten Million Dollars ($10,000,000) (the “Second Deferred Payment”), in immediately available funds by wire transfer to Seller’s Account.

(c)           Subject to the occurrence of the Closing, Buyer shall pay or cause to be paid to Seller on or before the date that is eighteen (18) months after the Closing Date Ten Million Dollars ($10,000,000) (the “Third Deferred Payment”), in immediately available funds by wire transfer to Seller’s Account.

(d)           Subject to the occurrence of the Closing, Buyer shall pay or cause to be paid to Seller on or before the date that is two (2) years after the Closing Date Ten Million Dollars ($10,000,000) (the “Fourth Deferred Payment”), in immediately available funds by wire transfer to Seller’s Account.

(e)           Subject to the occurrence of the Closing, Buyer shall pay or cause to be paid to Seller on or before the date that is thirty (30) months after the Closing Date Ten Million

Dollars ($10,000,000) (the “Fifth Deferred Payment” and together with the First Deferred Payment, Second Deferred Payment, Third Deferred Payment and Fourth Deferred Payment, each a “Deferred Payment” and collectively, the “Deferred Payments,” and the Deferred Payments together with the Closing Date Payment and the Royalty Payments (as defined herein), each as may be adjusted pursuant to this Agreement, are collectively referred to as the “Purchase Price”), in immediately available funds by wire transfer to Seller’s Account.

Section 2.05.                 Royalty Payments.

(a)           Buyer will promptly submit detailed reports to Seller of the Company’s production and manufacture of Tantalum Powder no later than ten (10) Business Days after the end of each calendar quarter until the earlier to occur of (i) Seller having received Royalty Payments equivalent to the Royalty Cap or (ii) December 31, 2014.  Buyer shall provide documentation that is reasonably satisfactory to Seller for purposes of verifying the calculation of each Royalty Payment under this Section 2.05.

(b)           On and from the Closing Date, within fifteen (15) Business Days after the end of each calendar quarter, Buyer shall pay to Seller the amount of the Royalty on all Tantalum Powder actually produced by the Company or any of its Affiliates utilizing the business acquired in this Transaction during such calendar quarter (each such payment a “Royalty Payment”).

(c)           Notwithstanding Section 2.05(b), the total Royalty payable to Seller under Section 2.05(b) shall be capped at an aggregate amount equal to Ten Million Dollars ($10,000,000) (subject to any off-set against pursuant to Section 2.03(c) or Section 9.05, the “Royalty Cap”).  Once Buyer has made Royalty Payments equal to the Royalty Cap, Buyer shall have no further obligations under the Royalty.

(d)           Subject to Section 9.05, in the event Buyer has not paid Seller an amount equal to the Royalty Cap by December 31, 2014, then Buyer shall, on December 31, 2014, make a one-time payment to Seller equal to the difference between the Royalty Cap less the aggregate amount of all Royalty Payments.

(e)           All amounts payable by Buyer to Seller under this Agreement shall be paid by wire transfer of immediately available funds to Seller’s Account.

Section 2.06.                 Closing.  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by Buyer and Seller, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII hereof (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver at the Closing of such conditions) at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 unless another time, date or place is agreed to in writing by Buyer and Seller (such date being the “Closing Date”).

Section 2.07.                 Deliveries at Closing.  At the Closing:

(a)           Seller will deliver to Buyer or its designee:

(i)            All consents, waivers or approvals obtained by the Company and Seller with respect to the consummation of the transactions contemplated by this Agreement, to the extent specifically required hereunder, including copies of the Seller’s Required Regulatory Approvals and Third-Party Consents;

(ii)           Resignation letters by each of the Persons set forth on Section 2.07 of the Disclosure Schedules (it being agreed that except as set forth on Section 2.07 of the Disclosure Schedules Buyer shall be responsible for any severance benefits and payments arising as a result of such resignations);

(iii)          Stock certificates representing all of the Company Stock, endorsed in blank or accompanied by duly executed stock powers; and

(iv)          Such other agreements, documents, instruments and writings as are required to be delivered by Seller or the Company at or prior to Closing pursuant to the terms of this Agreement or as are otherwise reasonably required in connection herewith.

(b)                               Buyer will deliver to Seller or its designee:

(i)            Payment of the Closing Payment;

(ii)           All consents, waivers or approvals obtained by Buyer with respect to the consummation of the transactions contemplated by this Agreement, to the extent specifically required hereunder, including copies of the Buyer’s Required Regulatory Approvals; and

(iii)          Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to Closing pursuant to the terms of this Agreement or as are otherwise reasonably required in connection herewith.

(c)           This Agreement and all of the certificates, instruments, and documents referred to in this Section 2.07 are collectively, the “Transaction Documents.”

Section 2.08.                 Acceleration of Deferred Payments and Royalty Payments.  Notwithstanding anything to the contrary in this Agreement, in the event that an Acceleration Event shall have occurred, Seller may, in its sole and absolute discretion, declare all or any portion of the remaining unpaid Deferred Payments and Royalty Payments (i.e., an amount equal to the difference between the Royalty Payments made to date and the Royalty Cap) and all accrued interest thereon (the “Acceleration Amount”), immediately due and payable, and require Buyer immediately, without presentment, demand, protest or other notice of any kind, all of which Buyer hereby expressly waives, to pay Seller an amount in immediately available funds equal to the aggregate amount of the Acceleration Amount.

Section 2.09.                 Late Deferred Purchase Price or Royalty Payments.  In the event that Buyer fails at any time to make any Deferred Payment or Royalty Payment on the date such amount is due in accordance with the terms of this Agreement, taking into account the provisions of Article IX then Buyer shall pay to Seller in addition to such amount, an additional amount equal to interest on the amounts then due and outstanding at an interest rate of eleven and one-half percent (11.5%) per annum until such amounts are repaid.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date of this Agreement as follows:

Section 3.01.                 Organization of Seller.  Seller is duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

Section 3.02.                 Authorization of Transaction.  Seller has full limited liability company power and authority to execute and deliver this Agreement and the Option Agreement and to perform its obligations hereunder and thereunder.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby, including the Option Agreement, have been duly authorized by Seller.  This Agreement, the Option Agreement, and each other Transaction Document entered into by Seller have been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by each other Party hereto and thereto, this Agreement and each other Transaction Document entered into by Seller constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

Section 3.03.                 Non-contravention.  Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby by Seller, will (i) violate any provision of its Governing Documents, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which Seller is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a Party or by which it is bound or to which any its assets are subject.

Section 3.04.                 Company Stock.  Seller: (i) as of the date of this Agreement, holds of record and owns beneficially the number of shares of Preferred Stock set forth in Section 3.04 of the Disclosure Schedules and (ii) as of the Closing Date, will hold of record and own beneficially the number of shares of Preferred Stock and Common Stock set forth in Section 3.04 of the Disclosure Schedules.  Seller has valid and marketable title to the shares of Preferred Stock and prior to the Closing will have valid and marketable title to the shares of Preferred Stock and Common Stock free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Except as otherwise set forth in Section 3.04 of the Disclosure Schedules, Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Company Stock.  Except as otherwise set forth in Section 3.04 of the Disclosure Schedules, Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of Company Stock.  All requirements of any agreements relating to any transfer or sale of the Company Stock will have been fully complied with as of the Closing Date.

Section 3.05.                 Governmental Approvals.  Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement, except as set forth in Section 3.05 of the Disclosure Schedules (“Seller’s Required Regulatory Approvals”).

Section 3.06.                 Consents.  Seller need not give any notice to or obtain the consent or approval of any third party (other than Required Regulatory Approvals) in order to consummate the transactions contemplated by this Agreement, except as set forth in Section 3.06 of the Disclosure Schedules (“Seller Third-Party Consents”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company and Seller represent and warrant to Buyer as of the date of this Agreement as follows:

Section 4.01.                 Due Organization and Good Standing.  The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada.  The Company is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not be reasonably likely to have a Material Adverse Effect.  The Company has all requisite corporate power and authority necessary to own, lease and operate its properties and assets and to conduct its business as now conducted.

Section 4.02.                 Authorization of Transaction.  The Company has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and consummate the transactions contemplated thereby.  Without limiting the generality of the foregoing, the Company has duly authorized the execution, delivery, and performance of this Agreement and each of the other Transaction Documents entered into by the Company.  Assuming the due authorization, execution and delivery by each other Party hereto and thereto, this Agreement and each of the other Transaction Documents entered into by the Company constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

Section 4.03.                 Non-contravention.  Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Company’s charter, bylaws, or other Governing Documents, (ii) cause the Company to violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which the Company is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets, other than Liens created by Buyer), except in the case of clauses (ii) and (iii) above, for any such items which in the aggregate would not reasonably be expected to result in a Liability in excess of $150,000.

Section 4.04.                 Brokers’ Fees.  Except as otherwise set forth in Section 4.04 of the Disclosure Schedules, the Company has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 4.05.                 Governmental Approvals.  Except as otherwise set forth in Section 4.05 of the Disclosure Schedules, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement (“Company Regulatory Approvals”).

Section 4.06.                 Consents.  The Company does not need to give any notice to or obtain the consent or approval of any third party (other than Required Regulatory Approvals) in order to consummate the transactions contemplated by this Agreement, except as set forth in Section 4.06 of the Disclosure Schedules (“Company Third-Party Consents”), and except for such that the failure of which to obtain or make would not, in the aggregate, reasonably be expected to result in a Liability in excess of $150,000.

Section 4.07.                 Title to Assets.  Except for mobile phones, laptop computers and home office equipment owned or leased by employees, consultants, shareholders or directors, and except as otherwise set forth in Section 4.07 of the Disclosure Schedules, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it in the conduct of its business or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and for properties and assets disposed of in the Ordinary Course of Business or otherwise in compliance with this Agreement since the Most Recent Balance Sheet Date.

Section 4.08.                 Subsidiaries.  The Company has no Subsidiaries.

Section 4.09.                 Financial Statements.  Attached to Section 4.09 of the Disclosure Schedules are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended 2008, 2009 and 2010 (the “Most Recent Audited Financial Statements”) for the Company; and (ii) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the ten (10) months ended October 31, 2011 (the “Most Recent Balance Sheet Date”) for the Company.  The Financial Statements (including the notes thereto) have been prepared in accordance with the Principles throughout the periods covered thereby, and present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods.

Section 4.10.                 Absence of Certain Changes.  Except as set forth in Section 4.10 to the Disclosure Schedules, since the Most Recent Balance Sheet Date to the date of this Agreement, the Company has been operated, in all material respects, in the Ordinary Course of Business, and no change or event has occurred which, either individually or in the aggregate, has resulted in a Material Adverse Effect.  Without limiting the generality of the foregoing, since the Most Recent Audited Financial Statements:

(a)           the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)           the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

(c)           no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which any of them is bound;

(d)           the Company has not imposed or permitted to exist any Lien upon any of its assets, tangible or intangible involving more than $100,000 at any time outstanding, except for Permitted Liens;

(e)           the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than an aggregate amount of $100,000 or outside the Ordinary Course of Business;

(f)            the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving an aggregate of more than $50,000 or outside the Ordinary Course of Business;

(g)           the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

(h)           the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i)            the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(j)            the Company has not transferred, assigned, granted any license of any rights under or with respect to, abandoned or otherwise disposed of any Company Intellectual Property outside the Ordinary Course of Business;

(k)           there has been no change made or authorized in the charter or bylaws of the Company;

(l)            the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m)          the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(n)           the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property (other than inventory) in excess of $50,000 in the aggregate;

(o)           the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p)           the Company has not entered into or terminated any employment contract, written or oral, or modified the terms of any existing such contract;

(q)           the Company has not entered into or terminated any collective bargaining agreement, or modified the terms of any such agreement;

(r)            the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(s)            the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan, in each case outside of the Ordinary Course of Business);

(t)            the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(u)           the Company has not implemented any employee layoffs that could reasonably be expected to require notice under the WARN Act; and

(v)           the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business.

Section 4.11.                 Undisclosed Liabilities.  Except as set forth on Section 4.11 of the Disclosure Schedules, the Company does not have any material Liability, except for

(i) Liabilities set forth in the Most Recent Balance Sheet (including any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Balance Sheet Date in the Ordinary Course of Business (none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort , infringement, or violation of Law).

Section 4.12.                 Legal Compliance.  Except as set forth on Section 4.12 of the Disclosure Schedules, the Company is and, to the Knowledge of the Company, has since January 1, 2009 been in compliance in all material respects with all applicable Laws (including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.).  Except as set forth on Section 4.12 of the Disclosure Schedules, no Claim is currently pending or, to the Knowledge of the Company, has since January 1, 2011 been filed or commenced against the Company alleging any material failure to so comply.

Section 4.13.                 Tax Matters.  Except as set forth in Section 4.13 of the Disclosure Schedules:

(a)           The Company has timely filed all material Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations.  All material Taxes owed by the Company (whether or not shown or required to be shown on any Tax Return) have been paid.  The Company is not the beneficiary of any extension of time within which to file any Tax Return.  There are no material Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(b)           The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           There is no pending dispute or claim concerning any material Taxes of the Company raised by any authority in writing.  The Company has made available to Buyer complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2008.

(d)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           The unpaid Taxes of the Company (A) did not, as of the Most Recent Balance Sheet Date, materially exceed the reserve for Taxes set forth on the face of the Most Recent Balance Sheet and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(f)            The Company is not a party to any Tax allocation or sharing agreement.  The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise other than contracts entered into in the Ordinary Course of Business that could give rise to a Tax liability of less than $50,000.

(g)           The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(h)           The Company is not nor has been a party to any “listed transaction,” as defined in Reg. §1.6011-4(b)(2).

(i)            Notwithstanding any provisions to the contrary contained herein, Section 3.04, Section 4.13 and Section 4.21 hereof (insofar as such representations relate to Taxes) constitute the sole and exclusive representations with respect to Taxes.

Section 4.14.                 Real Property.

(a)           Section 4.14(a) of the Disclosure Schedules sets forth the address and description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property:

(i)            the Company has good and marketable title, free and clear of all Liens and encumbrances, except Permitted Liens;

(ii)           except as set forth in Section 4.14(a)(ii) of the Disclosure Schedules, the Company has not leased or otherwise granted to any Person the right to use for cash consideration or occupy such Owned Real Property or any portion thereof; and

(iii)          other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)           The Company does not occupy any Leased Real Property pursuant to a lease or otherwise.

(c)           The Owned Real Property identified in Section 4.14(a) of the Disclosure Schedules (collectively, the “Real Property”) comprise all of the real property used primarily in the Company’s business, and the Company is not a party to any agreement or option to purchase any real property or interest therein.

(d)           Except as set forth in Section 4.14(d) of the Disclosure Schedules, to the Knowledge of the Company, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, included in the Real Property (the “Improvements”)

are in reasonably good condition and repair and sufficient for the operation of the Company’s business in the manner as currently operated, except for such defects as would not reasonably be expected to result in a Material Adverse Effect.

(e)           To the Knowledge of the Company, none of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Real Property, or any portion thereof, that would in any such case reasonably be expected to interfere in any material respect with the use or occupancy of such Real Property or the continued operation of the Company’s business as currently conducted thereon.

Section 4.15.                 Intellectual Property.

(a)           To the Knowledge of the Company, the Company exclusively owns or possesses, free and clear of all Liens (other than Permitted Liens and licenses granted to distributors, resellers, contractors, customers and others in the Ordinary Course of Business and licenses granted pursuant to agreements listed in Section 4.15(c) of the Disclosure Schedules) or has the right to use all Intellectual Property necessary for or used in the operation of its business as presently conducted.  Each item of Company Intellectual Property will be owned by or available for use by Buyer immediately after the Closing on terms and conditions substantially similar to the terms and conditions under which it was owned or used immediately before the Closing.  The Company has taken commercially reasonable actions to protect the confidentiality of the trade secrets included in the Company Intellectual Property.

(b)           Except as listed in Section 4.15(b) of the Disclosure Schedules, to the Knowledge of the Company, since January 1, 2009 (i) the Company has not infringed upon or misappropriated any Intellectual Property Rights of third parties in any material respect; and (ii) the Company has not received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including (A) any claim that the Company must license or refrain from using any Intellectual Property Rights of any third party or (B) an unsolicited offer to license any patents from any third party).  To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Company Intellectual Property owned by the Company.

(c)           Section 4.15(c) of the Disclosure Schedules: (i) identifies each item of Intellectual Property Rights issued or registered under the authority of a Governmental Entity and owned by the Company, including the patent or registration number and corresponding jurisdiction (as applicable), (ii) identifies each pending patent application or application for registration of Intellectual Property Rights filed with a Governmental Entity by or on behalf of the Company (the items in (i) and (ii) above, collectively, the “Registered Intellectual Property”), and (iii) identifies each written Contract and, to the Knowledge of the Company, oral Contracts in which the Company has granted any license, covenant not to sue, or other permission to any third party with respect to any Company Intellectual Property.  Each item of Registered Intellectual Property (other than items described in (ii) above) is, to the Knowledge of the Company, valid and enforceable.  To the Knowledge of the Company, no loss or expiration of any such item of Registered Intellectual Property (other than items described in (ii) above) is threatened or pending, and the Company has not failed to file any renewals, make any payments, or otherwise take steps to maintain the Registered Intellectual Property in full force and effect, except for any registration that is expiring at the end of its non-renewable statutory term.

(d)           Except as listed on Section 4.15(d) of the Disclosure Schedules, the Intellectual Property Rights owned by the Company are not subject to any outstanding Order or settlement restricting the use thereof in any material respect.  No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, threatened, that challenges the legality, validity, enforceability, use, or ownership of any Intellectual Property Rights owned by the Company, and to the Knowledge of the Company, there are no reasonable grounds for the same.

(e)           Except as listed on Section 4.15(e) of the Disclosure Schedules, no funding, facilities, or personnel of any Governmental Entity or any educational institution were used by the Company to develop or create, in whole or in part, any Intellectual Property Rights owned by the Company.

(f)            Section 4.15(f) of the Disclosure Schedules identifies each written Contract and, to the Knowledge of the Company, oral Contract pursuant to which (i) any item of Intellectual Property Rights, owned by a third party and used by the Company in its business as presently conducted, is licensed to the Company or (ii) a third party has otherwise granted the Company any covenant not to sue or other permission with respect to any Intellectual Property Rights used by the Company in its business as presently conducted (in each case other than any licenses for any commercially available off-the-shelf software purchased or licensed for less than a total cost of (x) $10,000 in the aggregate per copy, seat, CPU, or named user or (y) $50,000 in the aggregate).

(g)           To the Knowledge of the Company, all executed agreements between the Company and its employees, independent contractors and consultants who have made material contributions to the creation or development of Company Intellectual Property have been made available to Buyer.  Except as listed on Section 4.15(g) of the Disclosure Schedules and subject to the various limitations contained in the foregoing agreements, to the Knowledge of the Company, all employees of the Company and independent contractors and consultants of the Company, in each case who have made material contributions to the creation or development of Company Intellectual Property have executed and delivered to the Company an agreement providing for the assignment by such employees, independent contractors, or consultants to the Company of their respective contributions to Company Intellectual Property created or developed by such Person, alone or with others, in the course of his, her or its employment by or engagement with the Company.

Section 4.16.                 Contracts.  Section 4.16 of the Disclosure Schedules lists the following Contracts to which the Company is a party and which are currently in effect (each Contract required to be set forth on Section 4.16 of the Disclosure Schedules, a “Material Contract”):

(a)           any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(b)           any Contract (or group of related Contracts) for the purchase, sale, lease or license of raw materials, commodities, supplies, products, or other personal property (including any Intellectual Property Rights), or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, or involve consideration in excess of $50,000;

(c)           any agreement concerning a partnership or joint venture;

(d)           any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible, other than Permitted Liens;

(e)           any agreement concerning non-competition or containing territorial restrictions;

(f)            any minimum purchase requirement Contracts;

(g)           any agreement with Seller, any holder (as of the date of the Agreement) of the Common Stock of the Company, or their respective Affiliates;

(h)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers and employees;

(i)            any collective bargaining agreement;

(j)            any agreement for the employment of any individual on a full time, part-time, consulting or other basis or providing severance benefits;

(k)           any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(l)            any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(m)          any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(n)           any settlement, conciliation or similar agreement with any governmental entity which will require satisfaction of any material obligations after the execution date of this Agreement;

(o)           any Contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(p)           any license, agreement, covenant not to sue, or permission granted by the Company with respect to any Intellectual Property Rights;

(q)           any agreement that would materially limit the freedom of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets after the Closing Date; or

(r)            any other Contract which involves payments in excess of $100,000.

The Company has made available to Buyer a correct and complete copy of each written agreement listed in Section 4.16 of the Disclosure Schedules (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.16 of the Disclosure Schedule.  With respect to each such agreement: (i) assuming the due authorization, execution and delivery by each counterparty thereto, such agreement is a legally valid and binding agreement, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law), and (ii) the Company is not in breach or default under, and, to the Knowledge of the Company no other party is in material breach or default and no event has occurred that with notice or lapse of time would constitute a material breach or default under such agreement.

Section 4.17.                 Tangible Personal Property.  Except as set forth in Section 4.17 of the Disclosure Schedules, the Company owns or leases all machinery, equipment and other tangible assets constituting personal property necessary for the conduct of its business as presently conducted.  To the Knowledge of the Company, each such tangible asset has been maintained in all material respects in accordance with prudent industry practice, is in good operating condition  (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

Section 4.18.                 Insurance.  Section 4.18 of the Disclosure Schedules sets forth each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of such insurance policy.  Each such policy: (i) is legal, valid, binding, enforceable, and in full force and effect with respect to the Company, and, to the Knowledge of the Company, with respect to the counterparty thereof; (ii) neither the Company nor, to the Knowledge of the Company, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices) and, to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under such policy.

Section 4.19.                 Litigation.  Section 4.19 of the Disclosure Schedules sets forth each material instance in which the Company (i) is subject to any outstanding Order or (ii) is a party to any pending Claim.  Except as set forth on Section 4.19 of the Disclosure Schedules, (i) there are no Claims pending or, to the Knowledge of the Company, threatened against the Company that would reasonably be expected to result in Liabilities in excess of $100,000 and (ii) to the Knowledge of the Company there is no reason to believe that any such Claim may be brought or threatened against the Company or that there is any basis for the foregoing.

Section 4.20.                 Employees.

(a)          Except as set forth in Section 4.20(a) of the Disclosure Schedules, with respect to the business of the Company:

(i)            the Company is not party to a collective bargaining agreement or any other Contract with any labor organization;

(ii)           to the Knowledge of the Company, no current executive, manager or key employee of the Company (1) has provided a written notice of termination of employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person other than the Company or an Affiliate of the Company that would materially restrict the employee from performance of such employee’s employment duties, or materially restrict the ability of Buyer or an Affiliate (including, after the Closing Date, the Company and its Affiliates) to conduct the business of such entity (other than such agreements between the Company, on the one hand, and any of its respective employees, on the other hand);

(iii)          no labor organization or group of employees of the Company has filed any representation petition or made any written demand for recognition;

(iv)          to the Knowledge of the Company, no union organizing or decertification efforts are underway or threatened (and no such efforts have occurred since January 1, 2009) and no question concerning representation exists with respect to employees of the Company;

(v)           no labor strike, work stoppage, slowdown, or other material labor dispute with respect to the employees of the Company is underway, or to the Knowledge of the Company, threatened (and no such dispute has occurred since January 1, 2009);

(vi)          the Company does not have any workers compensation liability other than such liability that is reflected on the Financial Statements or incurred in the Ordinary Course of Business;

(vii)         to the extent required by applicable Law, the Company has, in all material respects, properly completed I-9 documentation for all current employees of the Company and, to the Knowledge of the Company, all current employees of the Company are authorized to work in the United States; and

(viii)        there is no employment-related charge, complaint, suit, proceeding, grievance, investigation, inquiry, audit, or obligation of any kind, pending or, to the Knowledge of the Company, threatened in any forum, relating to an alleged violation or breach by the Company (or its officers or directors) of any Law or Contract relating to employment or employment matters that would reasonably be expected to result in any material Liability to the Company or Buyer.

(b)          Except as set forth in Section 4.20(b) of the Disclosure Schedules, (A) there are no employment contracts or severance agreements with any employees of the

Company, and (B) there are no material written personnel policies, rules, or procedures applicable to employees of the Company.  True and complete copies of all such documents have been made available to Buyer prior to the date of this Agreement.

(c)           With respect to the transactions contemplated by this Agreement, any notice required under any collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.  Within the past three (3) years, the Company has not implemented any plant closing or layoff of employees that would reasonably be expected to result in any material Liability of the Company or Buyer under the WARN Act.

Section 4.21.                 Employee Benefits.

(a)           Section 4.21(a) of the Disclosure Schedules sets forth a complete and correct list of each Employee Benefit Plan.  With respect to each Employee Benefit Plan, the Company has made available to Buyer true, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 annual report (with applicable attachments) as filed, and all related trust agreements, insurance contracts, and other funding arrangements.

(b)           Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code, and other applicable Laws.

(c)           With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been made within the time periods prescribed by ERISA and the Code and any material contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or, if required by Principles, properly accrued.

(d)           Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a current favorable determination letter from the Internal Revenue Service and is so qualified.  Nothing has occurred that could be reasonably expected to adversely affect the qualification of such Employee Benefit Plan.

(e)           There has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that would reasonably be expected to result in any material Liability to the Company or Buyer.  No action, suit, proceeding, hearing, claim, audit or investigation (other than routine claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan, nor, to the Knowledge of the Company, is there any basis for any such action, suit, proceeding, hearing, claim, audit or investigation.

(f)            The Company does not maintain, sponsor, contribute to, have any obligation to contribute to, or have any Liability under or with respect to any (i) “defined benefit plan” (as defined in ERISA §(35)), (ii) “multiemployer plan” (as defined in ERISA §3(37)),

(iii) “multiple employer plan” (within the meaning of ERISA § 210 or Code § 413(c)), or (iv) “multiple employer welfare arrangement” (as such term is defined in ERISA § 3(40)).  The Company does not have any Liability by reason of at any time being treated as a single employer under Code §414 with any other Person.

(g)           Except as set forth on Section 4.21(g) of the Disclosure Schedules, the Company does not have any Liability for the provision of post-employment or post-termination health or life insurance or other welfare benefits (other than severance or accrued but unpaid time off or vacation pay) to any Person other than in accordance with COBRA (and for which the beneficiary pays the full premium cost).  The Company is in compliance in all material respects with the requirements of COBRA.

(h)           The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the funding or forfeiture of, any compensation or benefits under any Employee Benefit Plan.

(i)            To the extent applicable, the Employee Benefit Plans comply with the requirements of Code §409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Code §409A(a)(1)(B), except to the extent any such failure would not reasonably be expected to result in any material Liability to the Company or Buyer.  The Company is not obligated to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(j)            The Company is not party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax Law) in connection with the transactions contemplated by this Agreement.

Section 4.22.                 Environmental Matters.

(a)           Except as listed in Section 4.22(a) of the Disclosure Schedules:

(i)            the Company is and, to the Knowledge of the Company, has since January 1, 2009 been in compliance, in all material respects, with all applicable Environmental Laws;

(ii)           the Company is and, to the Knowledge of the Company, has since January 1, 2009 been in possession of and at all times complied, in all material respects, with, and is in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business;

(iii)          since January 1, 2009, the Company has not received any written notice, report, order, directive, or other information regarding any actual or alleged material violation of Environmental Laws, including any investigatory, remedial, or corrective obligations, relating to the Company or its business;

(iv)          to the Knowledge of the Company, since January 1, 2009 the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Material, or owned or operated any property or facility which is or has been contaminated by any substance so as to give rise to any material Liabilities pursuant to Environmental Laws, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Laws;

(v)           to the Knowledge of the Company, since January 1, 2009 the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material Liability, including without limitation any obligation for corrective or remedial action, of any other Person, under any Environmental Laws; and

(vi)          there are no Claims pending or, to the Knowledge of the Company, threatened against the Company pursuant to Environmental Laws or relating to Hazardous Materials that would reasonably be expected to result in Liabilities in excess of $50,000, and, to the Knowledge of the Company, there is no reason to believe that any such Claim may be brought or threatened against the Company or that there is any basis for the foregoing.

(b)           The Company does not and, to the Knowledge of the Company, since January 1, 2009 the Company has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos.

(c)           The Company has made available to Buyer all environmental site assessments and other material environmental documents relating to its current properties, facilities, or operations that are in its possession, custody or control.

(d)           Notwithstanding anything else contained herein, the representations and warranties contained in Section 4.11 this Section 4.22 are the sole representations and warranties being made with respect to compliance with or Liability under Environmental Laws and permits issued pursuant to Environmental Laws.

Section 4.23.                 Customers and Suppliers.  Section 4.23 of the Disclosure Schedules lists the ten (10) largest customers of the Company (on a consolidated basis) and the ten (10) largest suppliers of the Company (on a consolidated basis), in each case for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer or supplier the percentage of consolidated net sales or purchases attributable to such Person.  Between January 1, 2011 and the date of this Agreement, the Company has not received any written notice from any such customer or supplier listed on Section 4.23 of the Disclosure Schedules indicating that it intends to terminate or substantially decrease its business with the Company.

Section 4.24.                                                     Certain Regulatory Matters.  To the Knowledge of the Company, all of the raw material incorporated into the current inventory of the Company is sourced from “Conflict-Free” (within the meaning of the Dodd-Frank Act) suppliers and the Company has documentation to that effect from its suppliers.

Section 4.25.                                                     Certain Business Relationships with the Company.  Section 4.25 of the Disclosure Schedules sets forth all payments and identifies the business arrangement and purpose for such payments made by the Company since January 1, 2011 to the Seller or any of its Affiliates, directors, officers, employees and shareholders in connection with any business arrangement or relationship of such parties with the Company and except as set forth on Section 4.16 of the Disclosure Schedules no other business arrangements (between the Seller and any of its Affiliates, directors, officers and shareholders, on the one hand, and the Company, on the other hand) exist.

Section 4.26.                                                     Power of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

Section 4.27.                                                     Product Warranty.  To the Knowledge of the Company, other than with respect to the sale of any products to Buyer or its Affiliates (as to which no representations or warranties are made hereunder), since January 1, 2009 each product manufactured, sold, leased, or delivered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. Since January 1, 2009, other than with respect to the sale of any products to Buyer or its Affiliates (as to which no representations or warranties are made hereunder), the Company does not have any Liability (and, to the Knowledge of the Company, there is no basis for any present or future Claim giving rise to any Liability) for replacement or repair of such products or other damages in connection with such products, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (including the notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.  Section 4.27 of the Disclosure Schedules includes copies of the standard terms and conditions of sale for the Company (containing applicable guaranty, warranty, and indemnity provisions).  To the Knowledge of the Company, no product sold by the Company since January 1, 2009 is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth in Section 4.27 of the Disclosure Schedule.  Other than with respect to the sale of any products to Buyer or its Affiliates (as to which no representations or warranties are made hereunder), the Company has not received any written material guaranty, warranty or indemnity claims with respect to any product sold by the Company since January 1, 2009.  The Company will maintain in place and continue to comply in all material respects with its current manufacturing quality systems and produce all of its products in material compliance therewith.

ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller and the Company as of the date of this Agreement as follows:

Section 5.01.                                                     Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02.                                                     Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and consummate the transactions contemplated thereby.  Without limiting the generality of the foregoing, the Buyer has duly authorized the execution, delivery, and performance of this Agreement and each of the other Transaction Documents entered into by Buyer.  Assuming the due authorization, execution and delivery by each other Party hereto and thereto, this Agreement and each of the other Transaction Documents entered into by Buyer constitutes a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

Section 5.03.                                                     Non-contravention.  Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby by Buyer, will (i) violate any provision of its charter, bylaws, or other Governing Documents, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which Buyer is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

Section 5.04.                                                     Brokers’ Fees.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

Section 5.05.                                                     Governmental Approvals.  Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement, except as set forth in Section 5.05 of the Disclosure Schedules (“Buyer’s Required Regulatory Approvals”).

Section 5.06.                                                     Financial Capability.  Buyer has and will have at the Closing sufficient funds available to pay the Initial Purchase Price, any other amount due on the Closing Date and any fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.  All funds paid or to be paid by Buyer to Seller shall not have been derived from or constitute, either directly or indirectly, the proceeds of any criminal activity under applicable anti-money laundering laws or bribery laws of the United States.

Section 5.07.                                                     No Warranty Claims.  Buyer is not aware of any basis for making a warranty claim against the Company in connection with any product sold to Buyer or its Affiliates by the Company since January 1, 2009.

ARTICLE VI
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

Section 6.01.                                                     General.  Buyer, the Company and Seller will each use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

Section 6.02.                                                     Governmental Approvals.

(a)                                  As soon as reasonably practicable, and in any event within fifteen (15) Business Days following the date hereof, Seller and Buyer will each file or cause to be filed with all applicable Governmental Entities, applications for approval of the transactions contemplated hereby.  Seller and Buyer will, and will cause their respective Affiliates to, cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents, to the extent required by Law for consummation of the transactions contemplated by this Agreement and (ii) obtain the consents, approvals, and authorizations of all applicable Governmental Entities to the extent required by Law for consummation of the transactions contemplated by this Agreement.  Seller and Buyer will, and will cause their respective Affiliates to, consult and cooperate with the other Party as to the appropriate time of all such filings and notifications, furnish to the other Party such necessary information and reasonable assistance in connection with the preparation of such filings, and respond promptly to any requests for additional information made in connection therewith by any Governmental Entity.

(b)                                 To the fullest extent practicable and permitted by Law, in connection with any communications, meetings, or other contacts, oral or written, with any Governmental Entity in connection with the transactions contemplated hereby, Seller and Buyer shall (and will cause their respective Affiliates to): (i) inform the other Party in advance of any such communication, meeting, or other contact which such Party or any of its Affiliates proposes or intends to make, including the subject matter, content, intended agenda and other aspects of any of the foregoing; (ii) consult and cooperate with the other Party and to take into account the comments of such other Party in connection with any of the matters covered by Section 6.02(a); (iii) permit representatives of the other Party to participate to the maximum extent possible in any such communications, meetings or other contacts; (iv) notify the other Party of any oral communications with any Governmental Entity relating to any of the foregoing; and (v) provide the other Party with copies of all written communications with any Governmental Entity relating to any of the foregoing.

Section 6.03.                                                     Expenses.

(a)                                  The payment of all filing, recording, transfer, or other fees or charges of any nature in connection any Required Regulatory Approvals or otherwise payable pursuant to any provision of any Law in connection with the sale by Seller of the Company Stock to Buyer shall be borne equally between the Buyer and Seller.

(b)                                 Except as provided in the foregoing or to the extent otherwise specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses.

Section 6.04.                                                     Further Assurances.

(a)                                  Subject to the terms and conditions of this Agreement, Buyer, the Company and Seller will each use commercially reasonable efforts (which shall not include the payment by Buyer or Seller of any amount) to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder.

(b)                                 Seller and the Company will use their commercially reasonable efforts to obtain, promptly following the date hereof, any and all Third-Party Consents.  Buyer agrees to cooperate with Seller and the Company in their efforts to obtain any consents of third parties required (other than Seller’s Required Regulatory Approvals), if any, to consummate the transactions referred to in this Agreement.  Provided that Seller and the Company shall have complied with their obligations set forth in this Section 6.04(b), (i) Seller and the Company shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Third-Party Consents that may be required in connection with the transactions contemplated by this Agreement or because of the termination of, or default under, any material Contract as a result of any such failure and (ii) Buyer acknowledges that no representation, warranty or covenant of Seller or the Company contained herein shall be breached or deemed breached as a result thereof.

Section 6.05.                                                     Conduct of the Business.

(a)                                  Except (i) as contemplated in this Agreement or required by applicable Law; (ii) for actions approved by Buyer in writing (which approval shall not be unreasonably withheld, conditioned or delayed) or (iii) as otherwise described in Section 6.05(a) of the Disclosure Schedules, during the period from the date of this Agreement to the Closing Date, Seller will cause the Company to operate in the Ordinary Course of Business and will use commercially reasonable efforts to preserve intact the Company and the goodwill and relationships with customers, suppliers, and others having business dealings with the Company and will not, without the prior written consent of Buyer:

(i)                                     sell, lease, transfer, or assign any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii)                                  except as set forth in Section 6.05(b)(ii), enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses)

(x)  involving more than $100,000, (y) that, if entered into, would be a Material Contract, or (z) outside the Ordinary Course of Business;

(iii)                               accelerate, terminate, modify, or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which any of them is bound;

(iv)                              impose or permit to exist any Lien (other than a Permitted Lien) upon any of its assets, tangible or intangible involving more than $100,000;

(v)                                 make any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

(vi)                              make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

(vii)                           issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

(viii)                        delay or postpone the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)                                cancel, compromise, waive, or release any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(x)                                   transfer, assign, grant any license of any rights under or with respect to, or abandon or otherwise dispose of, any Intellectual Property Rights outside the Ordinary Course of Business;

(xi)                                authorize or make any change in the charter or bylaws of the Company;

(xii)                             issue, sell, or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii)                          declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock;

(xiv)                         make any loan to, or enter into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xv)                            enter into or terminate any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;

(xvi)                         grant any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvii)                      adopt, amend, modify, or terminate any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), in each case outside of the Ordinary Course of Business;

(xviii)                   make any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xix)                           implement any employee layoffs that would reasonably be expected to require notice under the WARN Act;

(xx)                              make or pledge to make any charitable or other capital contribution outside the Ordinary Course of Business; or

(xxi)                           agree or commit to take any action which would be a violation of the restrictions set forth in this Section 6.05(a).

(b)                                 Section 4.16 of the Disclosure Schedules shall be deemed supplemented to include any Material Contract entered into after the date hereof and prior to the Closing if:

(i)                                     Buyer consents in writing thereto or proceeds with the Closing following the receipt of such Material Contract rather than exercising its right to terminate the Agreement under Article XI (if applicable); or

(ii)                                  it is an agreement to sell Tantalum Powder to customers entered into in the Ordinary Course of Business and that meets the following conditions, or is an agreement relating to raw materials, supplies and goods that are necessary to be entered into to fulfill such customer agreement: (u) provides for the manufacture of not more than 22,000 pounds per month, taking into account all other orders accepted by the Company for manufacture during such month; (v) contains terms and conditions that are consistent with prior sales of Tantalum Powder by the Company since January 1, 2011; (w) does not contain any purchase commitments on the Company beyond  90 days of entering into the agreement or contain any territorial, exclusivity or noncompetition commitment or restriction on the Company; and (x) is reasonably expected to be manufactured and delivered to such customer within 120 days of acceptance and for which the Company has committed sources of supply of K Salt (potassium tantalum fluoride) necessary to fulfill such order.

Section 6.06.                                                     Access.  To the extent permitted by applicable Law, between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice: (i) give Buyer and Buyer’s representatives reasonable access to the

Company’s premises, properties, personnel, books, records (including Tax records), Contracts and other similar Company documents; and (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; provided, however, that (i) any such inspection will be conducted in such a manner as not to interfere with the operation of the Company or any other Person; (ii) Seller or the Company shall not be required to take any action which would constitute or result in a waiver of the attorney-client privilege or violate any of their respective contracts or agreements; and (iii) Seller shall not be required to supply Buyer with any information which Seller or the Company is under a legal obligation not to supply.  Buyer shall indemnify and hold harmless Seller and the Company from and against any Losses incurred by Seller or the Company or their respective Affiliates or representatives by any action of Buyer or Buyer’s representatives while present on any of the Company’s premises or other properties to which Buyer is granted access hereunder (including restoring any such premises to the condition substantially equivalent to the condition such premises were in prior to any such investigation).  Notwithstanding anything in this Section 6.06 to the contrary, (i) Buyer will not have access to personnel records if such access could, in Seller’s good faith judgment, subject Seller or the Company to risk of Liability or otherwise violate applicable Law, including the Health Insurance Portability and Accountability Act of 1996 and (ii) any inspection relating to environmental matters by or on behalf of Buyer will be strictly limited to visual inspections and site visits commonly included in the scope of “Phase I” level environmental inspections, and Buyer shall not have any right to perform or conduct any other investigation or inspection, including sampling or testing at, in, on, around or underneath any of the Company’s premises or other properties.

Section 6.07.                                                     Exclusivity.  Seller and the Company will not (and Seller will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of the capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller and/or the Company shall immediately terminate any existing activities, discussions or negotiations with any Person with respect to any of the foregoing.

Section 6.08.                                                     401(k) Plan Termination.  Prior to, but contingent upon the occurrence of, the Closing and effective as of at least one day prior to the Closing Date, Seller and the Company shall take all actions as are necessary to terminate the Niotan, Inc. 401K Plan in accordance with its terms and the requirements of applicable Laws, and Seller and the Company shall provide Buyer with copies of documentation effecting such termination prior to the Closing Date.

Section 6.09.                                                     Certain Events Occurring between Date of Agreement and Closing Date.  If one or more events shall occur or circumstances shall arise between the date of this Agreement and the Closing Date (each, an “Interim Event”), and, as a result of such Interim Event occurring it would reasonably be expected to result in a failure of a representation and warranty set forth in Article III or Article IV of this Agreement to be true and correct at and as of the Closing Date, Seller shall notify Buyer of any such Interim Events as promptly as practicable, and in any event within five (5) Business Days prior to the scheduled Closing (and if such Interim Event shall occur within five (5) Business Days prior to the scheduled Closing, the Closing shall be automatically delayed to provide for a five (5) Business Day period).  The Parties shall then proceed as follows:

(a)                                  If an Interim Event occurs that results in (i) the filing of a Claim against the Company seeking non-monetary relief, (ii) the filing of a criminal or quasi-criminal claim against the Company by a Governmental Entity, or (iii) the filing of a Claim against the Company under any Environmental Law, and in the case of clause (iii) where the estimated dollar amount of Liabilities reasonably expected to arise out of such Claim are not reasonably capable of being determined prior to the Closing, then following receipt of the notification of any such Interim Event by Buyer, and within five (5) Business Days thereafter, Buyer shall inform Seller either (x) that it does not wish to proceed with the Closing and is exercising its right to terminate the Agreement under Section 11.01(b) based on the required conditions to Closing not being capable of being satisfied (and by delivering the notice under this Section 6.09, Seller shall be deemed to acknowledge that fact), and this Agreement shall terminate in accordance with the provisions of Article IX, or (y) that it wishes to proceed with the Closing, in which case and in only which case, Seller shall be permitted to supplement the Disclosure Schedules solely to add such Interim Event(s) (a “6.09(a) Interim Event Supplement”).

(b)                                 If an Interim Event covered by this Section 6.09 occurs other than as set forth in Section 6.09(a), Seller shall include in the notice of such Interim Event a supplement to the Disclosure Schedules adding such Interim Event thereto as applicable (a “6.09(b) Interim Event Supplement”).  Any permitted 6.09(a) Interim Event Supplements and permitted Section 6.09(b) Interim Event Supplements shall be collectively referred to as “Interim Event Supplements” for purposes of this Agreement.

(c)                                  The Parties acknowledge and agree that the Interim Events set forth on any Interim Event Supplements to the Disclosure Schedules permitted pursuant to this Section 6.09 shall be treated under the indemnification provisions set forth in Section 9.02(a)(ii), Section 9.04(a)(i)(y), Section 9.04(a)(ii)(y) and the other general provisions of Article IX, and that, except as otherwise permitted by Section 6.09(a), unless the aggregate amount of Interim Event Losses that would reasonably be expected to arise out of all Interim Events identified in any such Disclosure Schedule supplements shall exceed the aggregate of the Interim Deductible and Interim Event Cap, the Parties shall, subject to the satisfaction or waiver of the other closing conditions contained in this Agreement, be obligated to proceed with the Closing of the transactions contemplated hereby.  Buyer further acknowledges and agrees that, should it proceed with the Closing (and regardless of whether or not it shall be necessary to waive the condition set forth in Section 8.02(i) in order to so proceed with the Closing) and in fact the aggregate amount of Interim Event Losses arising out of all Interim Events identified in any Disclosure Schedule supplements shall exceed the aggregate of the Interim Deductible and the Interim Event Cap, that Buyer and the Company shall be responsible, in addition to the Interim Deductible, for such excess Interim Event Losses above the Interim Event Cap as provided by the terms of this Agreement.

(d)                                 Nothing in this Section 6.09 is intended to apply to the discovery, following the date of the Agreement, of any facts or circumstances that existed on or before the date of this Agreement, which would render any representation and warranty untrue when made at the date of the Agreement or relieve any Party of any liability with respect thereto.  Nothing in this Section 6.09 is intended to apply to any Interim Event under circumstances in which it would not reasonably be expected to result in a failure of a representation and warranty set forth in Article III or Article IV of this Agreement to be true and correct at and as of the Closing Date.

Section 6.10.                                                     Warehousing of Certain Off-shore Inventory.  Upon the request of the Buyer, prior to the Closing Date, the Company shall provide reasonable cooperation with the Buyer to move its existing inventory located outside of the United States to a reasonably acceptable and reputable warehouse facility designated by Buyer.  Any such movement shall be at the sole risk and expense of the Buyer and shall not interfere with the operation of the Company’s ongoing business.

Section 6.11.                                                     Seller Acquisition of Common Stock.  Seller will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to obtain all of the Common Stock on the terms and conditions described in the Option Agreement, including using reasonable best efforts to (i) maintain in effect the Option Agreement (ii) satisfy on a timely basis all conditions applicable to Seller in the Option Agreement and comply with its obligations thereunder and not take or fail to take any action that would reasonably be expected to prevent, impede or delay the transfer of all of the Common Stock to Seller at or prior to Closing and (iii) enforce its rights under the Option Agreement in the event of a breach by the others party thereto that impedes or delays the Closing, including seeking specific performance of the parties thereunder. Seller shall keep Buyer reasonably informed on a current basis and in reasonable detail of the status of its efforts to obtain all of the Common Stock.

ARTICLE VII
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

Section 7.01.                                                     General.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, Buyer and Seller will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX).  Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

Section 7.02.                                                     Litigation Support.  In the event and for so long as Buyer or Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, both such Parties will reasonably cooperate with each other and its counsel in the contest or defense, including by making available themselves or their personnel and providing such testimony and access to their books and records as shall be necessary in connection with the contest or defense and joining as a party if required, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX).

Section 7.03.                                                     Transition.  For a period of one (1) year after the Closing, Seller will not make any statements that are disparaging or defamatory with respect to the Company or its business.

Section 7.04.                                                     Confidentiality.  For a period of two (2) years following the Closing Date, Seller will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information in a manner that has the intended purpose of being detrimental to the Company.  In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or otherwise pursuant to applicable Law, to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or other confidential treatment, or waive compliance with the provisions of this Section 7.04.  If, in the absence of a protective order or other confidential treatment, or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any such Confidential Information, Seller may disclose the Confidential Information.

Section 7.05.                                                     Employee Benefits.

(a)                                  Commencing as of the Closing Date and continuing for a period expiring on December 31, 2012, Buyer shall, or shall cause the Company to, provide each employee of the Company who remains employed with the Company during such period with employee benefits (other than any equity-based benefits) that are substantially comparable in the aggregate to the employee benefits provided to such employee immediately prior to the Closing under the Employee Benefit Plans.  Nothing in this Agreement shall be construed as limiting the right of Buyer or any of its Affiliates (including, after the Closing, the Company) to (x) terminate the employment of any employee (including any employee of the Company) at any time and for any or no reason or (y) amend or terminate any compensation or benefit plan, program, contract, agreement or arrangement maintained by any of them.

(b)                                 From and after the Closing Date, Buyer shall, or shall cause the Company to, recognize all of the Company employees’ accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of the Company applicable to Company employees as in effect immediately prior to the Closing to the extent the liabilities for such unused vacation and other paid time-off benefits are reflected as liabilities in the Final Working Capital Statement.

(c)                                  Buyer shall take any and all necessary action to cause the trustee of the KEMET Employees Savings Plan if requested to do so by an employee of the Company, to accept a direct “rollover” of all or a portion of such employee’s “eligible rollover distribution” (as defined in Section 401(a)(31) of the Code) from the Niotan, Inc. 401K Plan (such distribution to be solely in cash, but including plan  loan promissory notes) in accordance with the requirements of ERISA and the Code.

(d)                                 The service of each employee with the Company (or any predecessor employer, to the extent service with such predecessor employer was recognized by the Company prior to the Closing for a similar purpose under an analogous Employee Benefit Plan) shall be treated as service with Buyer and its Affiliates (including, after the Closing, the Company) for purposes of eligibility and vesting under the KEMET Employees Savings Plan and determining the level of severance, vacation and any other paid time-off benefits under the severance, vacation and paid time-off plans of Buyer or any of its Affiliates, in each case, in which such employee is eligible to participate after the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.  Following the Closing, to the extent any employees of the Company are not eligible to participate, through  December 31, 2012, in the Employee Benefit Plans that provide  health benefits in which they were eligible to participate immediately prior to the Closing, for purposes of each health benefit plan in which any Company employee or his or her eligible dependents is eligible to participate after the Closing and in the plan year in which the Closing occurs, Buyer shall, or shall cause the Company to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Employee Benefit Plan immediately prior to Closing and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing for the plan year in which the Closing occurs.

(e)                                  Nothing in this Agreement shall be construed (i) to confer on any Person, other than the parties hereto, their successors and permitted assigns, any benefit under or right to enforce the provisions of this Section 7.05, or any other provision of this Agreement, (ii) to cause any Person to be a third party beneficiary of this Agreement, or (iii) as an amendment or  termination of any Employee Benefit Plan or any compensation or benefit plan, program, agreement, contract or arrangement of Buyer or any of its Affiliates.

ARTICLE VIII
CONDITIONS TO OBLIGATION TO CLOSE; RELATED MATTERS

Section 8.01.                                                     Conditions to Each Party’s Closing Obligations.  The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment or joint waiver by the Parties at or prior to the Closing Date of the following conditions:

(a)                                  No Order (whether temporary, preliminary or permanent) which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each Party agreeing to use commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted which directly or indirectly prohibits the consummation of the transactions contemplated hereby.

(b)                                 The Required Regulatory Approvals shall have been obtained.

Section 8.02.                                                     Conditions to Buyer’s Closing Obligations.  The obligation of Buyer to effect the transactions contemplated hereby is subject to the fulfillment or waiver by Buyer at or prior to the Closing Date of the following additional conditions:

(a)           The representations and warranties set forth in Article III and Article IV of this Agreement shall be true and correct in all material respects at and as of the Closing Date after giving effect to any supplements to the Disclosure Schedules permitted by Section 6.05(b) and Section 6.09, except to the extent that such representations and warranties are qualified by the term “material,” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term ‘‘material” or ‘‘Material Adverse Effect”) shall be true and correct in all respects at and as of the Closing Date;

(b)           Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain a term such as “Material Adverse Effect,” in which case Seller and the Company shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Effect”) in all respects through the Closing;

(c)           Buyer shall have received a certificate from Seller, signed on its behalf by an officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(d)           The Third-Party Consents shall have been obtained;

(e)           No action, suit, or proceeding shall be pending, nor shall any bona fide claim be threatened in writing, before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) adversely affect the right of Buyer to own the Preferred Stock and Common Stock of the Company or prevent the operations of the business of the Company;

(f)            Buyer shall have received evidence reasonably satisfactory to it that all obligations of the Company under the agreements between the Company, Seller and the holders of the Common Stock relating to the investment by Seller in the Company have been terminated in their entirety with no liability, contingent or otherwise, to the Company, except to the extent set forth on Schedule 8.02(f);

(g)           Seller shall deliver to Buyer a certificate in form and substance required under Treasury Regulations pursuant to Code §1445 stating that Seller is not a “foreign person” (the “FIRPTA Certificate”);

(h)           Buyer shall have received the other items to be delivered pursuant to Section 2.07; and

(i)            The aggregate amount of Interim Event Losses that would reasonably be expected to arise out of all Interim Events identified in any Disclosure Schedule supplements permitted under Section 6.09 shall not exceed the aggregate of the Interim Deductible and Interim Event Cap.

Section 8.03.                  Conditions to Seller’s Closing Obligations.  The obligation of Seller to effect the transactions contemplated hereby is subject to the fulfillment or waiver by Seller at or prior to the Closing Date of the following additional conditions:

(a)           The representations and warranties set forth in Article V of this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain a term such as “material adverse effect,” in which case such representations and warranties (as so written, including the term ‘‘material” or ‘‘material adverse effect”) shall be true and correct in all respects at and as of the Closing Date;

(b)           Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

(c)           Seller shall have received a certificate from Buyer, signed on its behalf by an officer of Buyer and dated the Closing Date, to the effect that, except as otherwise expressly stated therein, the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied; and

(d)           Seller shall have received the other items to be delivered pursuant to Section 2.07.

ARTICLE IX
REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 9.01.                  Survival.

(a)           Survival of Representations, Warranties, and Certain Covenants.  The representations and warranties contained in this Agreement and the covenants and agreements contained in this Agreement which by their terms are to be performed prior to or at the Closing will survive the Closing and will expire twelve (12) months after the Closing Date, except that the representations and warranties contained in Section 3.01 (Organization of Seller), Section 3.02 (Authorization of Transaction), Section 3.04 (Company Stock), Section 4.01 (Due Organization and Good Standing), Section 4.02 (Authorization of Transaction), Section 4.03 (Non-contravention), Section 4.04 (Broker’s Fees) and Section 4.07 (Title to Assets) (collectively, the “Specified Representations”) will expire  thirty (30) months after the Closing Date. The covenants and agreements to be performed after Closing shall survive for the period provided in such covenants and agreements, if any, or until fully performed, whichever is earlier.  Following Closing, the expiration or termination of any representation, warranty, covenant or agreement shall not affect the Parties’ indemnification obligations under Section 9.02 if the Person entitled to indemnification thereunder provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration or termination.

(b)           Certain Limitations.  Notwithstanding anything in this Agreement to the contrary:

(i)            Except with respect to any claims based on fraud, no representative, Affiliate of, or direct or indirect equity owner in Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement, and no representative, Affiliate of, or direct or indirect equity owner in Buyer shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement; and

(ii)           Except with respect to any claims based on fraud, no Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology), whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby:  provided, however, that Indemnified Parties will be entitled to recover or make a claim for amounts in respect of special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology) suffered by a third party to the extent that a Third-Party Claim is for such types of damages and is actually paid.

Section 9.02.                  Indemnification.

(a)           Subject to Section 9.01 and Section 9.04 hereof, and as contemplated by Section 9.05 hereof, from and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates (the “Buyer Indemnified Parties”) from and against any and all Claims and Losses (each, an “Indemnifiable Loss”) incurred or suffered by any Buyer Indemnified Party to the extent (i) resulting from or arising out of any breach by Seller (x) of any of the representations and warranties of Seller contained in this Agreement, (y) in the certificate delivered pursuant to Section 8.02(c) or (z) of any covenant or agreement of Seller contained in this Agreement, (ii) constituting Interim Event Losses or (iii) constituting Indemnity Agreement Losses.  For purposes hereof, “Interim Event Losses” shall mean Claims and Losses arising out of Interim Events set forth on an Interim Event Supplement to the extent that such Claims and Losses would have resulted in a failure of the representations and warranties set forth in Article III and Article IV of this Agreement to be true and correct at and as of the Closing Date, if no effect were given to such Interim Event Supplement  to the Disclosure Schedules otherwise permitted pursuant to Section 6.09.  For purposes hereof, “Indemnity Agreement Losses” shall mean Claims and Losses suffered by the Company under the existing indemnification agreements dated October 30, 2006 between the Company and John E. Crawley, Jeff Gutke, Christoph Huber, Barney Rush (dated November 15, 2010) or Semen Briskin (each, a “Former Director”) in their capacities as directors, officers or managers of the Company, but only to the extent that such Claims and Losses result from or arise out of any Claim made by Seller or any of its Affiliates against any of the Former Directors.

(b)           Subject to Section 9.01 and Section 9.04 hereof, from and after the Closing, Buyer will indemnify, defend and hold harmless Seller and its Affiliates (the “Seller Indemnified Parties”) from and against any and all Indemnifiable Losses incurred or suffered by any Seller Indemnified Party to the extent resulting from or arising out of any breach by Buyer (i) of any of the representations and warranties of Buyer contained in this Agreement, (ii)  in the certificate delivered pursuant to Section 8.03(c) or (iii) of any covenant or agreement of Buyer contained in this Agreement.

(c)           For purposes of determining whether an Indemnified Party has a right to indemnification under Section 9.02(a) or Section 9.02(b), including pursuant to the certificate delivered pursuant to Section 8.02(c) or Section 8.03(c), and for determining the amount of Losses with respect thereto, the representations and warranties contained in this Agreement that are qualified by reference to “material,” “materially,” “Material Adverse Effect” or any similar term shall be deemed to have been made without giving effect to such materiality qualifiers and such certificates shall be deemed to have been delivered without any “material” qualification.

Section 9.03.                  Indemnification Procedures.

(a)           Third-Party Claims.  If any Person entitled to receive indemnification under this Agreement (an “Indemnified Party”) receives notice of any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement (a “Third-Party Claim”) which has or could reasonably give rise to a right of indemnification hereunder, the Indemnified Party will promptly give written notice (a “Third-Party Claim Notice”) of such Third-Party Claim to the other Party (the “Indemnifying Party”).  Any such Third-Party Claim Notice shall (i) describe the nature, facts and circumstances of the Third-Party Claim in reasonable detail, (ii) state the estimated amount of the Indemnifiable Loss that has been or may be sustained by the Indemnified Party, if practicable, (iii) state the method and computation thereof, and (iv) contain specific reference to the provision or provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  The Indemnified Party shall provide the Indemnifying Party with such other information with respect to the Third-Party Claim as the Indemnifying Party may reasonably request.  The Indemnifying Party, at its sole cost and expense, will have the right, upon written notice to the Indemnified Party within thirty (30) Business Days of receiving a Third-Party Claim Notice, to assume the defense of the Third-Party Claim through counsel of its choice, provided, that the Indemnified Party shall be entitled to retain its own counsel at its sole cost and expense, unless (x) a conflict of interest exists that would make it inappropriate for the same counsel to represent both the Indemnifying Party and Indemnified Party in connection with a Third-Party Claim, (y) the Indemnified Party reasonably determines that there is a legal defense to it that is different from or additional to those available to the Indemnifying Party or (z) such Third-Party Claim (A) seeks non-monetary relief, or (B) involves criminal or quasi criminal allegations, in which case the Indemnifying Party will pay reasonable fees and disbursements of such counsel.

(b)           Defense of Third-Party Claims.  If the Indemnifying Party assumes the defense of a Third-Party Claim pursuant to Section 9.03(a), the Indemnifying Party will diligently pursue such defense, and will keep the Indemnified Party reasonably informed with respect to such defense.  The Indemnified Party shall, and shall cause its Affiliates to, fully cooperate with the Indemnifying Party and its counsel, including making available to the

Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  The Indemnifying Party will have full authority to make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third-Party Claim; provided, however, that the Indemnifying Party shall not pay, compromise, settle, or otherwise dispose of such Third-Party Claim without the prior written consent of the Indemnified Party unless such settlement involves only the payment of money, such payment is made in full solely by the Indemnifying Party without recourse to the Indemnified Party and such settlement does not impose any obligations or restrictions on the Indemnified Party of any nature.  In no event will the Indemnifying Party have authority to agree, without the consent of the Indemnified Party, to any relief binding on the Indemnified Party other than the payment of money damages by the Indemnifying Party without recourse to the Indemnified Party.

(c)           Failure to Assume Defense.  If the Indemnifying Party chooses not to assume the defense of a Third-Party Claim, the Indemnified Party may defend against, and in such case and also in the case where a Third-Party Claim is of the type set forth in Section 9.03(a)(z)(A) or Section 9.03(a)(z)(B), consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

(d)           Direct Losses.  Any Claim by an Indemnified Party on account of an Indemnifiable Loss that does not result from a Third-Party Claim (a “Direct Loss”) will be asserted by giving the Indemnifying Party prompt written notice thereof, (i) describing the nature, facts and circumstances of such Indemnifiable Loss in reasonable detail, (ii) stating the amount of the Indemnifiable Loss that has been or may be sustained by the Indemnified Party, if practicable, (iii) stating the method and computation thereof, and (iv) containing specific reference to the provision or provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  The Indemnified Party shall provide the Indemnifying Party with such other information with respect to the Direct Loss as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, and personnel, in connection with determining the validity of any claim for indemnification by the Indemnified Party and in otherwise resolving such matters.  The Indemnifying Party will have a period of thirty (30) Business Days within which to respond to such claim of a Direct Loss.  If the Indemnifying Party rejects such claim, or does not respond within such period, the Indemnified Party may seek enforcement of its rights to indemnification under this Agreement.

(e)           Delay.  A failure to give timely notice as provided in this Section 9.03 will affect the rights or obligations of a Party hereunder only to the extent that, as a result of such failure, the Party entitled to receive such notice was actually prejudiced as a result of such failure.  Notwithstanding the foregoing, no Claim for indemnification made after expiration of the applicable survival period with respect to the representation, warranty or covenant on which such Claim is based set forth in Section 9.01 will be valid and any such Claim shall be deemed time-barred.

Section 9.04.                  Limitations on Indemnification.

(a)           Notwithstanding any other provision contained in this Agreement:

(i)            Except as provided in Section 9.04(a)(iv), in no event shall Seller be liable for indemnification pursuant to Section 9.02(a)(i) and(ii) hereof (x) with respect to any claim pursuant to Section 9.02(a)(i) for any item or items arising out of the same facts, events or circumstances where the Indemnifiable Loss relating thereto is less than Twenty-Five Thousand Dollars ($25,000) (and any such items shall not count towards the Deductible described below) and (ii) unless and until the aggregate of all Indemnifiable Losses which are incurred or suffered by the Buyer Indemnified Parties exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the “Deductible”), in which case the Buyer Indemnified Parties shall be entitled, subject to Section 9.04(a)(ii)(x), to indemnification only for such Indemnifiable Losses in excess of the Deductible and (y) with respect to any claim pursuant to Section 9.02(a)(ii) with respect to Interim Event Losses, unless and until the aggregate amount of the Interim Event Losses incurred or suffered by Buyer Indemnified Parties exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the “Interim Deductible”), in which case the Buyer Indemnified Parties shall be entitled, subject to Section 9.04(a)(ii)(y), to indemnification only for any such Interim Event Losses in excess of the Interim Deductible.  For the avoidance of doubt, it is understood that the Deductible and Interim Deductible under each of Section 9.04(a)(i)(x) and Section 9.04(a)(i)(y), respectively, shall be separately applied and shall be neither aggregated nor offset against each other and that neither the Deductible or Interim Deductible shall apply to any Indemnity Agreement Loss under Section 9.02(a)(iii).

(ii)           Except as provided in Section 9.04(a)(iv), and in accordance with Section 9.05, Seller shall not be required to make payments for indemnification (x) pursuant to Section 9.02(a)(i), in an aggregate amount in excess of twenty percent (20%) of the Purchase Price and (y) pursuant to Section 9.02(a)(ii) with respect to Interim Event Losses in an aggregate amount in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Interim Event Cap”).  For the avoidance of doubt, it is understood that the limitations set forth in Section 9.04(a)(ii)(x) and Section 9.04(a)(ii)(y) shall be separately applied and shall neither be aggregated nor offset against each other and that no such limitations shall apply to any Indemnity Agreement Loss under Section 9.02(a)(iii).

(iii)          Except as provided in Section 9.04(a)(iv), and in accordance with Section 9.05, Buyer shall not be required to make payments for indemnification pursuant to Section 9.02(b) in an aggregate amount in excess of twenty percent (20%) of the Purchase Price.

(iv)          The limitations specified in Section 9.04(a)(i), Section 9.04(a)(ii) and Section 9.04(a)(iii) shall not apply to Indemnifiable Losses arising out of any breach of any of the Specified Representations, but in no case shall Seller or Buyer be required to make payments for indemnification pursuant to Section 9.02(a) or Section 9.02(b) in an aggregate amount in excess of the remaining amount of unpaid Deferred Payments and Royalty Payments (i.e., an amount equal to the difference between the Royalty

Payments made to date and the Royalty Cap); provided, however that if a proper indemnification claim shall have been made by a Seller Indemnified Party that is subject to this Section 9.04(a)(iv), the limitation of liability imposed pursuant to this Section 9.04(a)(iv) shall be an amount equal to the then unpaid Deferred Payments and Royalty Payments at the time such claim is made, without reduction by reason of any subsequent payment of Deferred Payments or Royalty Payments.

(b)           In addition to the other limitations set forth in this Article IX, with respect to any claim for indemnification regarding any breach of any representation and warranty set forth in Section 4.22 (Environmental Matters): (i) to the extent applicable, Seller’s indemnification obligation shall be limited to the cost of the least restrictive standard or remedy acceptable to each applicable Governmental Entity under applicable Environmental Law (including engineering or institutional controls that do not materially limit the industrial use of the relevant facility or property) based on the industrial use of the relevant facility or property, proximity of commercial and residential areas, and all other relevant factors; and (ii) if any contamination at any Real Property that is subject to indemnity by Seller is exacerbated due to the negligence, gross negligence or intentional misconduct of Buyer after the Closing Date, to the extent such exacerbation increases the cost of the investigation or remediation of such contamination, Seller shall not be responsible for any such increase in costs.

Section 9.05.                  Sole Source for Certain Payments of Indemnity Claims of Buyer Indemnified Parties.  Notwithstanding anything to the contrary in this Agreement, except in the case of claims based on or arising out of fraud, any indemnification payment to which a Buyer Indemnified Party is otherwise entitled under this Agreement as a result of any Indemnifiable Losses it may suffer (including, for sake of clarity, Indemnifiable Losses payable under Article X) shall be paid and satisfied solely from and/or through offset against the amount of unpaid Deferred Payments and Royalty Payments (i.e., an amount equal to the difference between the Royalty Payments made to date and the Royalty Cap), and in no event shall any such Buyer Indemnified Party have a claim against any other assets or any Party hereto for such payment (all such claims being hereby waived).  If a proper indemnification claim shall have been made by a Buyer Indemnified Party hereunder but shall not yet have been finally determined, and the payment when due of any unpaid Deferred Payments and Royalty Payments would otherwise result in there not being sufficient unpaid Deferred Payments and Royalty Payments remaining to otherwise pay the claimed indemnification amount, then Buyer shall be permitted to withhold payment of the applicable unpaid Deferred Payments and Royalty Payments to the extent, and only to the extent, necessary to retain funds sufficient to pay such claimed indemnification amount through offset as contemplated hereby and no interest shall accrue on any such amounts so withheld.

Section 9.06.                  Mitigation.

(a)           An Indemnified Party will use commercially reasonable efforts to mitigate any Indemnifiable Losses.  In the event the Indemnified Party shall fail to use such commercially reasonable efforts, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnified Party for that portion of Indemnifiable Losses that would reasonably have been expected to have been avoided if the Indemnified Party had used such commercially reasonable efforts.

(b)           The amount of any Indemnifiable Loss will be reduced to the extent of any insurance proceeds actually received from an insurer with respect to an Indemnifiable Loss, net of all costs of recovery.  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery under or pursuant to any insurance coverage the amount of such reduction (net of all costs of recovery), will be repaid by the Indemnified Party to the Indemnifying Party reasonably promptly following actual receipt or credit of such amounts.

Section 9.07.                  Tax Treatment of Indemnity Payments.  Seller and Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

Section 9.08.                  Exclusive Remedy.  Except as contemplated by Section 7.04 or for injunctive relief and in cases involving any claims based upon or arising out of fraud, the Parties acknowledge and agree that from and after the Closing, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any breach or failure to perform, or alleged breach or failure to perform, any covenant or agreement in this Agreement, or any other claim based upon, arising out of or relating to this Agreement and/or the transactions contemplated hereby, will be indemnification in accordance with this Article IX.

ARTICLE X
TAX MATTERS

Section 10.01.                Tax Indemnification.

(a)           Seller shall indemnify the Company, Buyer, and each Buyer Affiliate and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, or by contract (except for contracts entered into in the ordinary course of business) which Taxes relate to an event or transaction occurring before the Closing and (iv) Transfer Taxes allocated to Seller pursuant to Section 10.07; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, Seller shall be liable only to the extent that such Taxes exceed the amount of Taxes included in the calculation of Net Working Capital.  Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 10.01 within thirty (30) Business Days after payment of such Taxes by Buyer or the Company.

(b)           A person entitled to indemnification for Taxes under this Section 10.01 shall also be entitled to indemnification for all reasonable fees and costs incurred in contesting or otherwise in connection with such Taxes.

Section 10.02.                Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts or some similar measure of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  For the avoidance of doubt, any Taxes incurred by the Company by reason of the extinguishment of the Shareholder Loan shall be Taxes of the Company for the Pre-Closing Tax Period.

Section 10.03.                Responsibility for Filing Tax Returns.

(a)           Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company that are required to be filed after the Closing Date.  The portion of any such Tax Returns that relates to a Pre-Closing Tax Period shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by or with respect to the Company prior to the Closing Date, unless otherwise required by applicable Law or agreed to by Buyer and Seller.  Buyer shall provide Seller a copy of any Tax Return that includes a Pre-Closing Tax Period at least thirty (30) days prior to filing for review and comment and shall incorporate any reasonable Seller comments (insofar as such comments relate to a Pre-Closing Tax Period).

(b)           Except to the extent required by applicable Law, Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of Seller, which consent shall not be unreasonably withheld, amend any Tax Returns of the Company relating in whole or in part to a Pre-Closing Tax Period.

Section 10.04.                Cooperation on Tax Matters.

(a)           Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 10.03 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, making employees available on a mutually convenient basis to provide additional information to explain any material provided hereunder or to execute any reasonably requested power of attorney in connection with any of the above matters.  The Company and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extension thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the

Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(b)           Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)           Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Code §6043B, or Treasury Regulations promulgated thereunder.

Section 10.05.                Tax Contests.

(a)           Buyer shall promptly notify Seller, and Seller shall promptly notify Buyer, in writing within ten (10) Business Days from the receipt of notice of any pending or threatened Tax audit or assessment of the Company for any Pre-Closing Tax Period or Straddle Period.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail if practicable and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.  If Buyer fails to give prompt notice of an asserted Tax liability, (i) if the Seller is precluded by the failure to give prompt notice from contesting the asserted Tax liability in either an administrative or judicial forum, then the Seller shall not have any obligation to indemnify for any Tax or any expense arising out of such asserted Tax liability, and (ii) if the Seller is not so precluded from contesting but such failure to give prompt notice results in a detriment to the Seller, then any amount which the Seller is otherwise required to pay pursuant to Section 10.01 with respect to such liability shall be reduced by the amount of such detriment.

(b)           Seller shall have the sole right to represent the interests of the Company and settle all issues, and to employ counsel at its expense, in any audit or examination or administrative or court proceeding relating to Taxes for a Pre-Closing Period other than a Straddle Period.

(c)           All audits or administrative or court proceedings relating to any Straddle Period shall be controlled jointly by Seller and Buyer, each to employ counsel at its own expense; provided, however, that settlement of such Tax proceedings may only be entered into with the consents of both Seller and Buyer.  In the event of a contest referred to in this Section 10.05(c), if Seller or Buyer proposes to settle on terms acceptable to a Tax authority, but the other parties disagrees with the proposed settlement, then the party proposing to settle may pay the other party its share of the amount of Taxes attributable to the settlement proposed and, in that event, the other party shall have sole responsibility for the settlement of that issue.

Section 10.06.                Tax Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

Section 10.07.                Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

Section 10.08.                Tax Refunds.  Any Tax Refund, credit, or similar benefit (including any interest paid or credited with respect thereto relating to the Company for Taxes paid for any Pre-Closing Tax Period), other than any refund specifically included as an asset in the calculation of Net Working Capital, shall be the property of Seller.  If received by Buyer or any of its Affiliates, Buyer shall, or shall cause its Affiliates to, pay such amount promptly to Seller, net of any Tax cost to Buyer or any of its Affiliates attributable to the receipt of such refund.  In the event that any Tax refund is subsequently reduced as a result of any adjustment required by any Tax authority, Seller shall promptly pay the amount of such reduction to Buyer, net of any Tax cost to the Seller attributable to the receipt of such reduction (including interest).

Section 10.09.                Miscellaneous.

(a)           Should it be necessary, equitable adjustments will be made to prevent duplicate recovery for indemnification with respect to the same item.

(b)           Notwithstanding any other provision of this Agreement, Seller shall not be liable for (and Buyer shall indemnify Seller against) any Taxes resulting from any transaction or event that is outside of the ordinary course of business and occurs after the Closing but on the Closing Date, unless such transaction is initiated by Seller or the Company before the Closing.

(c)           Notwithstanding any other provision in this Agreement, other than Section 9.01, Section 9.04(a)(iv), Section 9.05, and Section 9.07, the rights and obligations of the parties with respect to indemnification (and limitations applicable to such indemnification) for any and all Tax matters, shall be governed solely by the indemnification provisions of this Article X.

ARTICLE XI
TERMINATION

Section 11.01.                Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(a)           Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           Buyer or Seller may terminate if the Closing shall not have occurred on or prior to one hundred and eighty (180) days after the date hereof (the “Outside Date”); provided that if on the Outside Date the condition to Closing set forth in Section 8.02(d) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then the Outside Date shall be extended by an additional sixty (60) days; and provided further, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or who is otherwise in material breach of any representation, warranty, covenant or other agreement contained herein; or

(c)           Buyer or Seller may terminate by giving written notice to the other Party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable;

Section 11.02.                Effect of Termination.

(a)           If this Agreement is terminated as permitted by Section 11.01, such termination shall be without Liability of any Party to the other Parties, except Liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination.

(b)           If this Agreement is terminated by either Party pursuant to Section 11.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party, provided, that Buyer shall (i) return all documents and other material received from Seller or its respective Affiliates, advisors or representatives relating to the Company and transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to Seller, or (ii) destroy all copies of the foregoing documents and materials, and deliver a certificate to Seller confirming such destruction; and (iii) continue to treat all Confidential Information received by Buyer and its Affiliates and their representatives in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.

(c)           If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination: Section 7.04 (Confidentiality); Section 6.03 (Expenses); Section 11.01 (Termination); this Section 11.02 (Effect of Termination) and Article XII (General Provisions).

ARTICLE XII
GENERAL PROVISIONS

Section 12.01.                Nature of Seller’s Obligations.  All Parties acknowledge that except for those representations and warranties expressly set forth in Article III, Article IV and Article V of this Agreement or in the closing certificates contemplated by Section 8.02(c) and Section 8.03(c) of this Agreement, none of Seller, the Company or Buyer or any of their respective Affiliates or representatives makes or has made any representation or warranty, of any kind or nature whatsoever, oral or written, express or implied, and Seller, the Company and Buyer hereby disclaim any such other representations or warranties.  Buyer (or any of its Affiliates, officers, directors, employees or representatives) may be in possession of projections, estimates or budgets of (i) the results of operations (or any component thereof), or cash flows or financial condition (or any component thereof) of the Company or (ii) future business operations, revenues or profits of the Company, including but not limited to projected financial statements, projected cash flow items and other projected data of and certain projected business plan information of the Company, and Buyer acknowledges and agrees that Seller and the Company make no representations or warranties regarding any of the foregoing, it being understood that nothing in this sentence is intended to, nor shall it, affect the representations and warranties set forth in Article IV hereof in any manner.  Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and accordingly is not relying on them.

Section 12.02.                Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party prior to making the disclosure).

Section 12.03.                No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 12.04.                Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 12.05.                Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (A) Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (B) after the Closing, Seller may assign the right to receive any or all of the Deferred Payments or Royalty Payments to any Affiliate or any of their respective partners, members or equity investors, as long as such assignment does not in any way affect the rights or ability of Buyer to exercise any rights of offset available under this Agreement.

Section 12.06.                Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or other reproducible electronic transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 12.07.                Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.08.                Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with confirmation) (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.08):

if to Buyer:

KEMET Corporation
2835 Kemet Way
Simpsonville, South Carolina 29681
Phone:	(864) 963-6300
Fax:	(866) 552-2817
Attention: Conrado Hinojosa and R. James Assaf

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 N. LaSalle Drive
Chicago, Illinois 60654
Phone:	(312) 862-2000
Fax:	(312) 862-2200
Attention: H. Kurt von Moltke, P.C.

if to the Company, for notices prior to the occurrence of the Closing:

Niotan Incorporated
16 Bruce Way
Mound House, Nevada 89706
Phone:	(617) 217-2224
Fax:	(617) 830-0731
Attention: Adam Carte

with a copy to (which shall not constitute notice):

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Phone:	(212) 259-8000
Fax:	(212) 259-6333
Attention: Michael Didriksen

if to Seller:

Niotan Investment Holdings LLC
200 Clarendon Street, 25th Floor
Boston, Massachusetts 02116
Phone:	(617) 531-4960
Fax:	(617) 531-4961
Attention: Paul Winters

with a copy to (which shall not constitute notice):

Bingham Greenebaum Doll LLP
3500 National City Tower
101 S. Fifth Street
Louisville, Kentucky 40202
Phone:	(502) 587-3684
Fax:	(502) 540-2233
Attention: Michael de León Hawthorne

Section 12.09.                Governing Law.  This Agreement (as well as any claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby) shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of laws rules thereof that would otherwise require the Laws of another jurisdiction to apply (except for New York General Obligations Law Section 5-1401).

Section 12.10.                Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

Section 12.11.                Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 12.12.                Expenses.  Each of Buyer, the Company and Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller shall also bear the costs and expenses of the Company (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

Section 12.13.                Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 12.14.                Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at Law or in equity.  In particular, the Parties acknowledge that the business of the Company is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at Law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

Section 12.15.                Consent to Jurisdiction.

(a)           Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

(b)           Each of the Parties hereto (i) irrevocably consent to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies such process to such Party and nothing in this Section 12.15 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions completed by this Agreement in any court other than in the Delaware Court of Chancery or any Federal court located in the State of Delaware.  Each of the Parties agrees that a non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

KEMET CORPORATION

By:	/s/ Per-Olof Loof
Name: Per-Olof Loof
Its: Chief Executive Officer

NIOTAN INCORPORATED

By:	/s/ C. Adam Carte
Name: C. Adam Carte
Its: Corporate Executive Vice President, Chief Financial Officer and Treasurer

NIOTAN INVESTMENT HOLDINGS LLC

By:	/s/ Barney Rush
Name: Barney Rush
Its: Manager and Authorized Signatory

- Signature Page to Stock Purchase Agreement -